Exhibit 10.15

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

RESEARCH AND LICENSE AGREEMENT

THIS RESEARCH AND LICENSE AGREEMENT (this “Agreement”) is made effective as of the 17th day of August, 2001 (the “Effective Date”) by and between Abbott Laboratories, an Illinois corporation (“Abbott”), and Icagen, Inc., a Delaware corporation (“Icagen”).

WITNESSETH

WHEREAS, Abbott and Icagen are parties to a certain Research and License Agreement dated November 14, 1997 (the “1997 Agreement”) pursuant to which the parties conducted a research program (the “Original Agreement Research Program”) directed to the discovery of drugs that modulate [**] ion channels;

WHEREAS, Abbott and Icagen entered into a certain Amendment Number 1 dated January 18, 2001 (the “Amendment”) pursuant to which the parties, among other things, refocused the Original Agreement Research Program on the discovery of drugs that modulate selected ion channel targets and on other selected new targets, and extended the term of the Original Agreement Research Program through November 16, 2002;

WHEREAS, the 1997 Agreement and the Amendment are hereinafter referred to collectively as the “Original Agreement”;

WHEREAS, the parties now desire to terminate the Original Agreement Research Program as of August 16, 2001 and to enter into this new Agreement to refocus their collaborative research efforts on the discovery of drugs that modulate the ion channel target [**], including drugs based on or comprising compounds previously discovered by Icagen that modulate the ion channel target [**] and compounds to be discovered through future collaborative efforts of Abbott and Icagen that modulate the ion channel target [**], for human pain indications and related disorders of the central nervous system and peripheral nervous system.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Abbott and Icagen agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Abandoned Compound” shall mean any (a) Abandoned Candidate/Development Compound (as defined in Section 9.1(c)) or (b) Abandoned Research/Lead Compound (as defined in Section 9.1(c)).

1.2 “Abbott Compound” shall mean any synthetic or natural chemical compound or biological material, which compound or material:

a. is either owned by Abbott or licensed to Abbott as of the Effective Date or at any time during the Research Term; or

b. is any salt, ester, amide, complex, chelate, hydrate, stereoisomer, crystalline or amorphous form, prodrug, metabolite, or metabolic precursor of any of the above-included compounds or materials.

1.3 “Abbott Know-How” shall mean: (a) all nonpatented Program Inventions that are owned solely by Abbott pursuant to the provisions of Section 4.2 of this Agreement, and (b) all other proprietary, nonpatented information, data, trade secrets, technology and products which are useful in the Research Program and which are owned by Abbott or licensed to Abbott during the Research Term.

1.4 “Abbott Patent Rights” shall mean: (a) all patent applications and patents in any country of the world during the term of this Agreement which arise from any Program Inventions which are owned solely by Abbott pursuant to the provisions of Section 4.2 of this Agreement or from any Joint Program Inventions which are assigned to Abbott pursuant to the provisions of Section 4.2 of this Agreement; and (b) all other patent applications and patents in any country of the world which are useful in the Research Program or in developing a Research Compound, Lead Compound, Candidate Compound, Development Compound or Abandoned Compound, or in developing, commercializing or selling a Product, and which are owned by Abbott or licensed to Abbott during or as of the end of the Research Term. Abbott Patent Rights shall include all provisionals, divisions, continuations, continuations-in-part, registrations, renewals, extensions, supplemental protection certificates, re-examinations, and reissues of the above patent applications and patents.

1.5 “Abbott Technology” shall mean Abbott Know-How and Abbott Patent Rights.

1.6 “Affiliate” shall mean, with respect to either party, any corporation or other form of business organization, which directly or indirectly owns, controls, is controlled by, or is under common control with, such party. An entity shall be regarded as being in control of another entity if the former entity has the direct or indirect power to order or cause the direction of the policies of the other entity whether (i) through the ownership of more than fifty percent (50%) of the voting securities of the other entity; or (ii) by contract, statute, regulation or otherwise.

1.7 “Annual Research Plan” shall mean, with respect to a Contract Year during the Research Term, a reasonably detailed statement of the objectives, activities, timetable, headcount and other resource allocation and budget for the Research Program during such Contract Year.

1.8 “Candidate Compound” shall mean a Lead Compound which the JRC has proposed to Abbott for clinical development in humans, or a salt, ester, amide, complex, chelate, hydrate, stereoisomer, crystalline or amorphous form, prodrug, metabolite, or metabolic precursor of such Lead Compound.

1.9 “Consumer Price Index” shall mean the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

1.10 “Contract Year” shall mean the period commencing on the Effective Date of this Agreement and ending on December 31, 2001, and each calendar year thereafter during the Research Term.

1.11 “Development Compound” shall mean a Candidate Compound which Abbott has accepted for clinical development in accordance with the terms set forth in Section 9.1(b), or a salt, ester, amide, complex, chelate, hydrate, stereoisomer, crystalline or amorphous form, prodrug, metabolite, or metabolic precursor of such Candidate Compound.

1.12 “Encumbered Abbott Compound” shall mean any Abbott Compound which is subject to third party rights which restrict Abbott’s ability to sublicense the applicable Abbott Compound.

1.13 “Encumbered Technology” shall mean any patents, patent applications, or know-how licensed by Abbott from a third party where Abbott does not have the ability to sublicense the rights to such technology.

1.14 “FDA” shall mean the United States Food and Drug Administration or any successor drug-regulatory entity thereto.

1.15 “First Commercial Sale” shall mean the first sale of a Product in a given country (or in any country, if so stated where this term is used) by a party, its Affiliate or sublicensee to an unrelated third party after Regulatory Approval has been granted (if required in the country) in such country.

1.16 “FTE” shall mean the time and work output equivalent to one (1) year of a full-time employee, who is proficient in the performance of the duties assigned to such employee under the Research Program. Such output must come from a Bachelor of Science or equivalently-qualified or more qualified person, and such person’s time shall not be included if it is primarily devoted to overhead or laboratory operational functions, including facilities maintenance, glassware washing, reagent purchasing and stocking of reagents, and accounting.

1.17 “Icagen Compound” shall mean any synthetic or natural chemical compound or biological material, which compound or material:

(a) is either owned by Icagen, with the right to license, or licensed to Icagen, with the right to sublicense, as of the Effective Date or at any time during the Research Term; or

(b) is any salt, ester, amide, complex, chelate, hydrate, stereoisomer, crystalline or amorphous form, prodrug, metabolite, or metabolic precursor of any of the above-included compounds or materials.

1.18 “Icagen Know-How” shall mean: (a) all nonpatented Program Inventions that are owned solely by Icagen pursuant to the provisions of Section 4.2 of this Agreement, and (b) all other proprietary, nonpatented information, data, trade secrets, technology and products which are useful in the Research Program and which are owned by Icagen, with the right to license, or licensed to Icagen, with the right to sublicense, during the Research Term (it being acknowledged and agreed by the parties that any such information, data, trade secrets, technology or products that result from internal research by Icagen outside the Research Field that is sponsored by a third party, and not by Abbott, shall not constitute Icagen Know-How).

1.19 “Icagen Patent Rights” shall mean: (a) all patent applications and patents in any country of the world arising from any Program Inventions which are owned solely by Icagen pursuant to the provisions of Section 4.2 of this Agreement; and (b) all other patent applications and patents in any country of the world which are useful in the Research Program or in developing a Research Compound, Lead Compound, Candidate Compound, Development Compound or Abandoned Compound, or in developing, commercializing or selling a Product, and which are owned by Icagen, with the right to license, or licensed to Icagen, with the right to sublicense, during or as of the end of the Research Term; provided, however, that any patents and patent applications that result from internal research by Icagen outside the Research Field that is sponsored by a third party, and not by Abbott, shall not constitute Icagen Patent Rights. Icagen Patent Rights shall include all provisionals, divisions, continuations, continuations-in-part, registrations, renewals, extensions, supplemental protection certificates, reexaminations, and reissues of the above patent applications and patents.

1.20 “Icagen Technology” shall mean Icagen Know-How and Icagen Patent Rights.

1.21 “IND” (Investigational New Drug Application) shall mean a “Notice of Claimed Investigational Exemption for a New Drug” filed with the FDA, as defined in 21 CFR Part 312.

1.22 “Joint Patent Rights” shall mean all patent applications and patents in any country of the world during the term of this Agreement which claim Joint Program Inventions owned jointly by the parties pursuant to the provisions of Section 4.2. Joint Patent Rights shall include all provisionals, divisions, continuations, continuations-in-part, registrations, renewals, extensions, supplemental protection certificates, re-examinations, and reissues of the above patent applications and patents.

1.23 “Joint Program Inventions” shall mean all inventions, innovations, ideas, discoveries, technology, know-how, methods, applications and products (whether or not patentable) arising in the course of the Research Program which are first conceived during the Research Term or in the period of [**] following the conclusion of the Research Term and reduced to practice no later than [**] after the Research Term, by two (2) or more individuals, at least one (1) of whom is an employee, agent or subcontractor of Abbott working on the Research Program at the time of the inventive contribution of such individual and at least one (1) of whom is an employee, agent or subcontractor of Icagen working on the Research Program at the time of the inventive contribution of such individual.

1.24 “Joint Research Committee” or “JRC” shall mean a committee of six (6) members consisting of three (3) official representatives appointed by each party hereto that shall have primary responsibility for the oversight, coordination and modification of the Annual Research Plans and recommendation(s) of resource reallocations in order to better meet the objectives of the Research Program, including the duties and responsibilities set forth in Article 3 hereof and to perform the other functions assigned to it under the terms of this Agreement.

1.25 “Lead Compound” shall mean a Research Compound selected by the JRC for advanced pre-clinical studies, which may include but not be limited to, medicinal chemistry, pharmacology, structural biology, molecular modeling, metabolism, pharmacokinetics, toxicology, formulations and advanced in vivo animal testing.

1.26 “Major Country” shall mean any of the United States, Japan, France, Italy, Germany, Spain and the United Kingdom.

1.27 “Net Sales” shall mean:

(a)	With respect to any Product, the gross invoiced sales of such Product by a party, its Affiliates, and its sublicensees to unrelated third persons, less the following deductions, to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by a party, its Affiliates, or its sublicensees with respect to the sale of such Product:

(i)	discounts, credits, rebates, allowances, adjustments, rejections, recalls and returns;

(ii)	price reductions or rebates imposed by government authorities;

(iii)	sales, excise, turnover, inventory, value-added, and similar taxes assessed on the royalty-bearing sale of such Product;

(iv)	transportation, importation, shipping, insurance and other handling expenses directly chargeable to the royalty-bearing sale of such Product;

(v)	chargebacks granted to drug wholesalers or their customers in the case of sales to drug wholesalers where there are no direct shipments to such customers by the selling party, its Affiliates or its sublicensees; and

(vi)	the portion of any management fees paid during the relevant time period to group purchasing organizations that relate specifically to the royalty-bearing sale of such Product to such organizations, provided that such management fees shall not exceed [**] percent ([**]%) of the applicable gross invoiced sales of such Product.

(b)	With respect to a Product which contains one or more Development Compounds combined as a single pharmaceutical product with one or more other therapeutically active ingredients (a “Combination Product”), the Net Sales of such Combination Product shall first be calculated in accordance with the definition of Net Sales under subsection (a), and then the Net Sales of such Combination Product shall be determined on a country-by-country basis as follows:

(i)	multiply the Net Sales of such Combination Product by the fraction A/(A+B), where A is the total of the average selling prices of a Product containing the Development Compound(s) but not the other therapeutically active ingredients (a “Development Compound Product”) when sold separately as a pharmaceutical product in such country and B is the total of the average selling prices of each other active ingredient when sold alone as a pharmaceutical product in such country; or

(ii)

if either the average selling price of all Development Compound Product(s) in such Combination Product or the average selling price of all other active ingredients in such Combination Product is not available, multiply the Net Sales of such Combination Product by a percentage, determined by mutual agreement of the parties, which represents the proportionate economic value of all Development Compounds in such Combination Product relative to the economic value contributed by all other active ingredients in such Combination Product. If the parties are unable to agree upon the proportionate economic value, then the parties may submit the issue to Alternative Dispute Resolution under Section 17.7 of this Agreement.

(c)	For purposes of this subsection (c), a “Premium Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices or other components (but not solely containers or packaging) designed to assist in the administration of a Product, such as the Abbott ADD-Vantage® System. With respect to a Product which is sold in a Premium Delivery System (a “Delivery System Product”) in one or more countries, the Net Sales of such Delivery System Product shall first be calculated in accordance with the definition of Net Sales under subsection (a), and then the Net Sales of such Product shall be the aggregate of the Net Sales determined, on a country-by-country basis, as follows:

(i)	if the Product is sold in a country separately from the Premium Delivery System, then the Net Sales shall be the greater of an amount equal to the average selling price of the same quantity of the Product as is contained in such Premium Delivery System multiplied by the number of units of the Delivery System Product sold in the country or the amount determined in accordance with the following calculation: reduce the Net Sales of such Delivery System Product in that country by the number of Delivery System Products sold in that country multiplied by the average selling price of the Premium Delivery System sold separately in such country; or

(ii)

if the Product or the Premium Delivery System is not sold separately in such country, then the Net Sales shall be the greater of the Net Sales of the Product as determined under subsection (a) (i.e., without regard to this subsection (c)) or the amount determined in accordance with the following calculation: reduce Net Sales of such Delivery System Product in that country by an amount, determined by mutual agreement of the parties, which represents the aggregate economic value of the Premium Delivery System in that country. If the parties are unable to agree upon such aggregate economic value, then the parties may submit the issue to Alternative Dispute Resolution under Section 17.7 of this Agreement.

1.28 “New Drug Application” or “NDA” means an application submitted to the FDA pursuant to 21 USC Section 505(b), which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining regulatory approval to market such new drug in the United States, for a particular indication, and also includes any Biologics License Application.

1.29 “Overlap Compound” shall mean any synthetic or natural chemical compound or biologic material, which compound or material can be demonstrated (as provided in Section 3.3(b)) as existing as both an Abbott Compound and an Icagen Compound at the time of its identification as a Research Compound.

1.30 “Patent-Protected” shall mean, with respect to any Product in a specific country, that the use or sale of such Product in such country is covered by a Valid Claim of the Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights in such country.

1.31 “Phase I Clinical Trial” shall mean a party has filed an IND with FDA and the first patient in such trial has received his or her initial dose of the Development Compound that is the subject of the trial; provided, however, that if the first human clinical trial (including any pilot study) of the Development Compound is conducted outside the United States, the Phase I Clinical Trial as to such Development Compound will be deemed to have been initiated upon the earlier to occur of (a) thirty (30) days after the filing of an IND with FDA covering such Development Compound or (b) the first dosing of a patient in the first Phase II Clinical Trial or Phase III Clinical Trial of the Development Compound conducted anywhere in the world.

1.32 “Phase II Clinical Trial” shall mean one or a series of clinical trials of a Development Compound in human subjects suffering from the condition or disease for which Regulatory Approval is to be sought by a party which is the first human clinical trial designed to test the Development Compound for efficacy for such condition or disease.

1.33 “Phase III Clinical Trial” shall mean one of a series of clinical trials of a Development Compound by administration of such Development Compound to human subjects where the principal purpose of such trial is to provide confirmatory safety and efficacy data primarily to support an application for Regulatory Approval of a Product.

1.34 “[**] Target” shall mean the ion channel molecular target [**].

1.35 “Product” shall mean a commercial product consisting of or containing one or more Development Compounds or, in the case of commercialization by Icagen, consisting of or containing one or more Abandoned Compounds, intended and/or promoted for human or animal use.

1.36 “Program Invention” shall mean all inventions, innovations, ideas, discoveries, technology, know-how, methods, applications and products (whether or not patentable), arising in the course of the Research Program which are first conceived during the Research Term or in the period of four (4) months following the conclusion of the Research Term and reduced to practice no later than one (1) year after the Research Term, by one or more individuals who are employees, agents or subcontractors of one of the parties working on the Research Program at the time of their inventive contribution.

1.37 “Regulatory Approval” shall mean the governmental approvals required to market a Product in a given country, including but not limited to, product registration(s) and price and marketing approval(s), as applicable, in such country.

1.38 “Research Compound” shall mean an Abbott Compound, Icagen Compound, or Overlap Compound that has been selected by the JRC as evidenced by the meeting minutes for additional in vitro and, if justified, in vivo testing, based on having demonstrated in the course of the Research Program a primary mode of action as a modulator of the [**] Target and potency and selectivity for the [**] Target.

1.39 “Research Field” shall mean the modulation by a compound of the [**] Target.

1.40 “Research Program” shall mean the research activities of Abbott and Icagen pursuant to Article 2 of this Agreement during the Research Term, directed at the discovery and development of novel therapeutic agents in the Research Field.

1.41 “Research Term” shall mean the period commencing on the Effective Date and ending on December 31, 2003, or such longer period pursuant to an extension of the term under Section 2.1 of this Agreement.

1.42 “Royalty Term” shall mean, with respect to each Product in each country, (a) ten (10) years from the date of First Commercial Sale of such Product in such country, and (b) for so long thereafter as the Product is Patent-Protected in such country. The Royalty Term is intended to anticipate situations where the term may lapse at the expiration of the term provided in subsection (a) above, to be reinstated upon the issuance of a patent within the Abbott Patent Rights, Icagen Patent Rights, or Joint Patent Rights which, as applicable, contain at least one Valid Claim in the appropriate country, according to the provisions of subsection (b) above.

1.43 “Sales Year” shall mean the twelve (12) month period from the date of First Commercial Sale of a Product in any country and each twelve (12) month period thereafter.

1.44 “Selectivity Screening” shall mean in vitro testing employed by Abbott or Icagen in order to determine whether a compound has activity at the [**] Target that, to the best of such party’s knowledge, is not directed to the discovery, optimization or development of a compound which primarily modulates the [**] Target.

1.45 “Territory” shall mean the entire world.

1.46 “Valid Claim” shall mean any claim of an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or government agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal or which has not been admitted by the holder of the patent to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2

RESEARCH PROGRAM

2.1 Research Term. The Research Program shall be conducted over the Research Term. The Research Term shall initially encompass the period from August 17, 2001 through December 31, 2003 (the “Initial Term”), but may be extended by Abbott for one additional Contract Year immediately following the expiration of the Initial Term, on the same terms and conditions contained herein, except that the number of Icagen FTEs to be utilized during such extension period shall be subject to mutual agreement of the parties and the Icagen FTEs utilized during such extension period shall be funded by Abbott at the adjusted funding rate provided in Section 6.1. The Research Term may be further extended thereafter on a Contract Year-to-Contract Year basis upon the mutual agreement of the parties. If Abbott desires to extend the Research Term, it shall provide at least six (6) months advance written notice to Icagen prior to the date on which the Research Term would otherwise expire. The parties shall execute an amendment to this Agreement covering any extension, which shall include an Annual Research Plan for the applicable Contract Year approved by the JRC in accordance with the provisions of Section 3.4 of this Agreement and provide for such other terms and conditions as are mutually agreed by the parties.

2.2 Annual Research Plan. The Research Program shall be conducted in each Contract Year in accordance with the Annual Research Plan for such Contract Year. The adoption and modification of the Annual Research Plan shall be the responsibility of the JRC as set forth in Section 3.2. The Annual Research Plan for the period August 17, 2001 to December 31, 2002 is attached hereto as Exhibit 2.2.

2.3 Conduct of Research. Abbott and Icagen each shall screen and conduct other tests with Abbott Compounds and Icagen Compounds against the [**] Target in order to identify compounds with the desired activity in the Research Field. Icagen acknowledges and agrees that Abbott shall have no obligation to include any Encumbered Abbott Compound in the Research Program. The Joint Research Committee shall have authority to accept or reject any Encumbered Abbott Compounds proposed by Abbott for inclusion in the Research Program. If Encumbered Abbott Compounds are included in the Research Program, Section 4.2 shall apply with respect to any Program Inventions or

Joint Program Inventions developed with respect to such Encumbered Abbott Compound(s). Each party shall conduct the respective work assigned to it by the JRC in the current Annual Research Plan in a diligent and good scientific manner, shall attempt to achieve its objectives efficiently and expeditiously, and shall comply in all material respects with all applicable laws and regulations. Each party shall appoint a member of the JRC (a “Project Leader”) to coordinate its part of the Research Program and be its primary contact with the other party with respect to the Research Program. Each party shall notify the other party within thirty (30) days after the Effective Date of the appointment of its Project Leader and shall notify the other party as soon as practical upon changing this appointment.

2.4 Resources.

(a)	Icagen Resources. Icagen shall dedicate to the Research Program scientists/researchers who shall have the requisite skills and experience and who shall be given sufficient material, equipment and facilities to carry out Icagen’s obligations under the Research Program. Icagen shall maintain adequate records to verify the number of FTEs dedicated to and actually working on the Research Program, which records shall be available for Abbott to audit under the provisions of Section 2.6. The parties recognize that the needs of the Research Program may vary as determined by the JRC. If Icagen has no less than [**] FTEs and no more than [**] FTEs in a given Contract Year during the Initial Term and provided that the average FTEs during the Initial Term is [**] FTEs, Icagen shall be considered in compliance with this provision.

(b)	Abbott Resources. Abbott will dedicate appropriate resources necessary to complete the required work as set forth in the Annual Research Plan(s) as delegated by the JRC which may include, but not be limited to, screening, medicinal chemistry, combinatorial chemistry, molecular modeling, structural biology, behavioral pharmacology, pharmacokinetic, metabolism, toxicology and formulation studies.

2.5 Subcontracting Research. Neither Icagen nor Abbott shall subcontract or outsource to Affiliates or third persons any portion of the Research Program assigned to it under the Annual Research Plan without the written consent of the other party’s Project Leader, which consent shall not be unreasonably withheld or delayed. If such subcontracting or outsourcing is specifically outlined in writing in the Annual Research Plan, however, such written consent shall not be required. Any subcontracting approved outside the Annual Research Plan shall be funded by the party requesting permission to enter into such subcontracting activity. Any subcontractor shall enter into an appropriate confidentiality agreement with the contracting party, such that the contacting party reasonably believes that it can meet its confidentiality obligations hereunder with respect to such subcontractor, and shall comply with all applicable laws and regulations, including good laboratory practices, with respect to its work on the Research Program. The contracting party shall supervise and be responsible under this Agreement for the work of such subcontractor on the Research Program.

2.6 Research Records. Abbott and Icagen shall maintain complete and accurate records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, that fully and properly reflect in all material respects all work done and results achieved in the performance of the Research Program. Such records shall include, but not be limited to, as appropriate in the particular circumstances, all books, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs, databases, and documentation thereof, samples of materials and other graphic, written or tangible data or material generated in connection with the Research Program, including any data required to be maintained pursuant to all requirements of applicable laws and regulations. Icagen’s books and records related to the number, qualifications and job responsibilities of internal FTEs working on the Research Program shall be subject to audit by Abbott. Abbott shall have the right, during normal business hours and with reasonable notice, to inspect and copy all such records of Icagen to the extent reasonably required for the performance of its obligations under this Agreement. Abbott shall maintain such records and the information of Icagen in confidence in accordance with the provisions of Article 11, and shall not use such records or information except to the extent otherwise permitted by this Agreement.

2.7 Research Reports. Icagen and Abbott each shall keep the JRC fully informed as to all discoveries and technical developments made by or for it under the Research Program. Icagen and Abbott each shall prepare and distribute to the JRC a reasonably-detailed written summary report at such times, in such form and setting forth such information regarding the Research Program as determined from time to time by the JRC.

2.8 Non-Solicitation of Employees. During the Research Term and for a period of [**] thereafter, neither Icagen nor Abbott nor any Affiliates of Icagen or Abbott shall, without the prior written consent of the other party, solicit the employment of any employee of the other party, or of any such party’s Affiliates, who participated in the Research Program. For purposes of this Section 2.8, “solicit” shall be deemed not to include (a) circumstances where an employee of one party, or of any such party’s Affiliates, initially contacts the other party, or any of such party’s Affiliates, seeking employment, or (b) general solicitations of employment not specifically targeted at employees of the other party, or of any such party’s Affiliates.

2.9 Conflict in Terms. In the event of a conflict between the Annual Research Plan and this Agreement, the terms and conditions of this Agreement shall control.

ARTICLE 3

MANAGEMENT OF THE RESEARCH PROGRAM

3.1 JRC Membership. The Research Program shall be conducted under the direction of the JRC. The JRC shall be composed of three (3) representatives designated by Abbott and three (3) representatives designated by Icagen. The initial members of the JRC shall be as follows:

Icagen Representatives	Abbott Representatives
[**]	[**]
[**]	[**]
[**]	[**]

Each party may replace any of its representatives on the JRC from time to time in its sole discretion and upon written notice to the other party.

3.2 JRC Duties. As part of its responsibility with respect to the management and coordination of the Research Program, the JRC shall (i) adopt, and make any necessary or desirable modifications to, each Annual Research Plan, including recommendations of resource allocation in order to best meet the objectives of the Research Program; (ii) monitor the progress of the Research Program and evaluate the work performed and the results obtained in relation to the objectives of the Research Program; (iii) recommend adjustments to the size, subject to the provisions of Section 2.4, and composition of the respective research teams of Abbott and Icagen; (iv) recommend that the parties bring in technology through a third-party collaboration or licensing arrangement that is intended specifically and uniquely to support the Research Program; (v) review and adopt new research and development plans in the Research Field and add same to the Research Program; (vi) select, reject, and/or remove Research Compounds, Lead Compounds, and Candidate Compounds for or from the Research Program; (vii) shift responsibility for the preparation, filing, prosecution, issuance, and maintenance of Joint Patent Rights to Icagen pursuant to the provisions of Section 4.4(d), and consider all requests by Icagen proposing such a shift in responsibility; and (viii) such other duties or responsibilities assigned to it under this Agreement or agreed upon, in writing, by the parties.

3.3 Identification of Research Compounds, Lead Compounds, and Candidate Compounds.

(a)

As set forth in Section 3.2(vi) above, the JRC is responsible for identifying Research Compounds, Lead Compounds, and Candidate Compounds. Within [**] after the results of the initial screening of an Abbott Compound or an Icagen Compound are presented to the JRC, the JRC shall determine whether such Abbott Compound and/or Icagen Compound merits further study and if it does, designate such Icagen Compound and/or Abbott Compound and any relevant close analogues of such compound, as a Research Compound. Any Icagen Compound or Abbott Compound that is not so designated as a Research Compound shall thereupon cease to be subject to the Research Program, and the other party (Icagen, in the case of Abbott Compounds, and Abbott, in the case of Icagen Compounds) shall have no rights therein pursuant to this Agreement. On at least a quarterly basis during the Research Term, the JRC shall review the development status of each Research Compound and Lead Compound and shall eliminate from the Research Program any Research Compound or Lead Compound that the JRC determines does not demonstrate potential to become a Lead Compound or Candidate Compound, respectively, or otherwise is inappropriate to continue to develop. All such eliminated Research Compounds and Lead Compounds shall cease to be subject to the Research Program and, except as provided in Section 9.1(d), the other party (Icagen, in the case of Abbott Compounds, and Abbott in the case of Icagen Compounds) shall have no rights therein pursuant to this Agreement and, except in the case of Overlap Compounds, shall assign to the party that provided the compound to the Research Program (Abbott, in the case of Abbott Compounds, and Icagen, in the case of Icagen Compounds) its interest in any Joint Program Inventions relating to such compound. On the [**] following the completion of the Research Program, any Research Compound or Lead Compound that has not been designated as a Candidate Compound shall be treated as an eliminated Research Compound or

Lead Compound as provided in the previous sentence. Nothing in this Section 3.3(a) shall be construed as limiting in any way the other terms of this Agreement, including but not limited to, the provisions of Sections 5.6(a) and (b) and Section 9.1.

(b)	If the JRC identifies an Abbott Compound or Icagen Compound as a Lead Compound, then for purposes of this Agreement such Icagen Compound or Abbott Compound shall not be considered an Overlap Compound unless the other party can document [**] after the identification of such Lead Compound, that such Abbott Compound or Icagen Compound, as the case may be, also qualified as an Abbott Compound or Icagen Compound, as the case may be, at the time of designation of the Abbott Compound or Icagen Compound as a Research Compound. If such Abbott Compound or Icagen Compound is not identified within such time period as an Overlap Compound, then for purposes of this Agreement such Icagen Compound or Abbott Compound shall not be considered an Overlap Compound. The JRC shall resolve any dispute with respect to whether or not an Icagen Compound or an Abbott Compound is an Overlap Compound.

(c)	If the JRC identifies an Abbott Compound as a Research Compound, then at the next meeting of the JRC following such identification, Abbott shall notify the JRC as to whether or not such Research Compound is an Encumbered Abbott Compound or is otherwise subject to Encumbered Technology.

3.4 Adoption of Annual Research Plan. Not later than sixty (60) days prior to the beginning of the third and, if any, each subsequent Contract Year during the Research Term, the JRC shall meet to review the progress of the Research Program, and, based on the joint proposal of the Project Leaders, assign drafting responsibility for the Annual Research Plan for the upcoming Contract Year. The JRC shall adopt the Annual Research Plan by no later than thirty (30) days prior to the beginning of the upcoming Contract Year. The JRC may, at any time during the Research Term, amend the current Annual Research Plan in the manner specified in Section 3.2.

3.5 Meetings. The JRC shall meet at least once each calendar quarter during the Research Term and thereafter as shall be reasonably requested by either party. Such meetings shall be held at such times and places as agreed upon by the JRC, alternating between Research Triangle Park, North Carolina, and Abbott Park, Illinois, or such other location(s) upon which the JRC shall agree. Meetings of the JRC may be attended by such other directors, officers, employees, consultants and other agents of the parties, as permitted by the JRC. The Project Leader from the party hosting the meeting (i.e., the party at whose site the meeting is being held or if the meeting is not held at either party’s site, the party which did not host the previous meeting) shall preside at such meeting, shall keep detailed records of such meetings and discussions, and shall distribute copies of such records to all members of the JRC within thirty (30) days of such meeting. When a physical meeting is impractical, the JRC may convene a teleconference of representatives of the JRC and designate one representative of one of the parties to record and distribute a detailed record of such teleconference to all members of the JRC which will serve as the meeting minutes. Each party shall pay all costs and expenses incurred by its own participation in and, where applicable, its hosting of JRC meetings.

3.6 Decisions. Any approval, determination or other action of the JRC must be agreed to by a majority of the Abbott representatives and a majority of the Icagen representatives of the JRC present at the relevant JRC meeting; provided, however, that at least two (2) representatives of each party shall be present at such meeting. Any such approval, determination or other action of the JRC shall be recorded in writing and signed by the approving representatives. Any approval, determination or other action of the JRC may also be taken solely by the written consent of a majority of both parties’ representatives to the JRC.

3.7 Disagreements. All disagreements or disputes within the JRC shall be resolved in accordance with the provisions of Section 17.7 of this Agreement; provided, however, that if the Joint Research Committee has not approved the inclusion of an Encumbered Abbott Compound in the Research Program pursuant to Section 2.3, the disagreement shall not be resolved in accordance with Section 17.7 and the Encumbered Abbott Compound shall not be so included without the approval of both parties.

ARTICLE 4

RIGHTS TO PROGRAM INVENTIONS

4.1 Disclosure. Program Inventions shall be promptly disclosed by the originating party to the other party, and Joint Program Inventions shall be promptly shared between the parties.

4.2 Ownership. Subject to the parties’ assignment obligations in Section 3.3(a) and below in this Section 4.2, ownership of all Program Inventions and/or Joint Program Inventions shall be vested, respectively, in the party that conceives and reduces to practice the respective inventions, innovations, ideas, or discoveries, or, if conceived and reduced to practice jointly by the parties, shall be vested jointly in both parties, with the inventorship of all such Program Inventions and/or Joint Program Inventions determined according to United States patent law. Determinations of inventorship shall be made by the parties, in good faith. In the event the parties cannot agree on the determination of inventorship of a Program Invention or Joint Program Invention, the parties shall jointly refer the question of such inventorship to independent outside patent counsel jointly selected and paid in equal measure by the parties, and the parties shall be bound by the determination of inventorship made by such independent patent counsel.

Any Program Invention(s) and Joint Program Invention(s), related solely to (i) the composition of matter or formulation of any Encumbered Abbott Compound or any compound derived therefrom, (ii) the method or process of manufacturing any Encumbered Abbott Compound or any compound derived therefrom or (iii) the use of any such Encumbered Abbott Compound or any compound derived therefrom, shall be exclusively owned by or assigned to Abbott together with all rights to make, have made, import, use, offer to sell, sell and/or sublicense such Program Invention(s) or Joint Program Invention(s), regardless of the inventorship of such Program Invention(s) or Joint Program Invention(s).

Icagen recognizes that Abbott has certain Encumbered Technology that it will use to further the Research Program. Abbott shall not use Encumbered Technology with any Icagen Compound and shall notify the JRC whenever it is using any Encumbered Technology.

Neither the identification of an Abbott Compound as an Encumbered Abbott Compound nor the use of Encumbered Technology with respect to any aspect of the Research Program shall affect Abbott’s obligation to pay milestones and royalties to Icagen under Article 6 hereof with respect to any

Development Compound (or resulting Product) based on or comprising any such Encumbered Abbott Compound or whose discovery, development, manufacture, use or sale used Encumbered Technology.

4.3 Use of Program Inventions and Joint Program Inventions. During the Research Term, Program Inventions and Joint Program Inventions shall be used by each party in the Research Field exclusively in furtherance of the Research Program. Except as specifically provided in this Agreement (including, but not limited to, the provisions set forth in Article 5), neither party shall retain any rights with respect to Program Inventions owned exclusively by the other party. Except as specifically provided in this Agreement (including, but not limited to, the assignment of Joint Program Inventions as set forth in Section 3.3(a) and the exclusive licenses to Joint Patent Rights as set forth in Sections 5.2 and 5.4, and the provisions of Section 5.6 and 9.1(d) and (e)), either party may use Joint Program Inventions for any purpose.

4.4 Prosecution and Maintenance.

(a)	The parties intend to pursue broad patent protection for discoveries and inventions made under the Research Program.

(b)	Subject to subsections (c) and (d) below, with respect to (i) any Abbott Patent Rights (including any Abbott Patent Rights relating solely to Program Invention(s) made solely by Icagen that are solely owned by Abbott as a result of an assignment thereof by Icagen to Abbott pursuant to Section 4.2), and (ii) any Joint Patent Rights, Abbott shall be responsible for and control all decisions and all costs and expenses related to whether and where to file for patent protection, as well as for the preparation, filing (foreign and/or domestic), prosecution, issuance and maintenance of patent applications and/or patents covering such Abbott Patent Rights and Joint Patent Rights according to Abbott’s patent policies and procedures.

(c)

Subject to subsection (d) below, with respect to (i) any Icagen Patent Rights and (ii) any Joint Patent Rights relating solely to Joint Program Invention(s) that are solely owned by Icagen as a result of an assignment by Abbott to Icagen of Abbott’s interest therein pursuant to Section 3.3(a), Icagen shall be responsible for and control all decisions and all costs and expenses related to whether and where to file for patent protection, as well as for the preparation, filing (foreign and/or domestic), prosecution, issuance and maintenance of patent applications and/or patents covering such Icagen Patent Rights and Joint Patent Rights according to Icagen’s patent policies and procedures.

(d) (i)	With respect to any Icagen Patent Rights or Joint Patent Rights for which Icagen has responsibility under subsection (c) but that relate solely to the composition of matter or use of a Development Compound or Product based thereon or comprised thereof that Abbott is actively developing or commercializing in accordance with this Agreement, Abbott shall have the right, upon prior written notice to Icagen, to assume responsibility for and to control all decisions and all costs and expenses related to whether and where to file for patent protection, as well as for the preparation, filing (foreign and/or domestic), prosecution, issuance and maintenance of patent applications and/or patents covering such Icagen Patent Rights and Joint Patent Rights according to Abbott’s patent policies and procedures.

(ii)	With respect to any Abbott Patent Rights or Joint Patent Rights for which Abbott has responsibility under subsection (b) but that relate solely to the composition of matter or use of an Abandoned Compound or Product based thereon or comprised thereof that Icagen is actively developing or commercializing in accordance with this Agreement, Icagen shall have the right, upon prior written notice to Abbott, to assume responsibility for and to control all decisions and all costs and expenses related to whether and where to file for patent protection, as well as for the preparation, filing (foreign and/or domestic), prosecution, issuance and maintenance of patent applications and/or patents covering such Abbott Patent Rights and Joint Patent Rights according to Icagen’s patent policies and procedures.

(iii)	The party responsible for the preparation, filing and prosecution of patent applications under this Section 4.4 shall cooperate with the other party to segregate (e.g., by initially filing separate patent applications or by subsequently filing appropriate divisional or continuation patent applications), if practicable, from the inventions claimed in such patent applications any inventions of the other party that are distinct inventions and for which the responsible party would not have the right under this Agreement to assume such responsibility and control if such inventions were so segregated. If the parties are unable to segregate inventions claimed in any patent application as contemplated by the immediately preceding sentence, the parties shall cooperate to allocate enforcement rights between themselves with respect to any patent that issues from such patent application based on which party has the greatest commercial interest in the particular matter. In addition, where the JRC determines that Icagen has a greater commercial interest than does Abbott in Joint Patent Rights for which Abbott otherwise has or would have responsibility under subsection (b), the JRC may shift responsibility for such Joint Patent Rights to Icagen.

(e)

The party responsible for preparation, filing, prosecution, issuance and maintenance of patent applications and patents covering Abbott Patent Rights, Icagen Patent Rights and Joint Patent Rights under subsections (b), (c) and (d) above shall provide timely notice and information concerning decisions related to the preparation, filing, prosecution, issuance and maintenance of patent applications and patents covering such Abbott Patent Rights, Icagen Patent Rights and Joint Patent Rights in sufficient time to allow the other party to provide comments and suggestions concerning such decisions. All such comments and suggestions shall be reasonably considered by the responsible party. In the event the responsible party elects not to file, prosecute or maintain any Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights, such party shall provide sufficient advance notice of such decision to the other party to enable such other party to file, prosecute or maintain such Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights, and such other party shall have the right to do so.

(f)	Each party shall inform the other party at regular intervals, or on written request, about the status of all patent applications or patents for which it is responsible under this Section 4.4.

4.5 Abandonment. Should Icagen or Abbott elect not to file, continue prosecution, or permit issuance of a patent application on a Program Invention that is solely owned by it based on an election by the owner to maintain the invention as a trade secret, the other party shall have no right to file or assume responsibility for an application for patent on such invention.

4.6 Cooperation. Each party shall cooperate with and make available to the other party or its authorized attorneys, agents, representatives, employees or consultants all reasonable assistance necessary or appropriate to enable the other party to prepare, file, prosecute and maintain patent applications and/or resulting patents claiming any Program Invention(s) or Joint Program Invention(s), as set forth in Section 4.4 above, for a period of time sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications and/or patents at no charge to the other party.

4.7 No Other Technology Rights. Except as otherwise specifically provided in this Agreement, under no circumstances shall a party hereto or its sublicensee(s), as a result of this Agreement, obtain any ownership interest or other right in any pending patent application(s), license(s) or product(s), including items owned, controlled or developed by, the other, or transferred by the other to such party at any time pursuant to this Agreement. Each party covenants that it shall not use or practice any of the other party’s technology licensed under this Agreement for any purpose except as expressly permitted in this Agreement.

4.8 Enforcement of Abbott Patent Rights, Icagen Patent Rights and Joint Patent Rights.

(a)	If Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights that, at the time of the enforcement referred to in this Section 4.8, are subject to a party’s control under Section 4.4 (i.e., such party has maintained responsibility for preparing, filing, prosecuting and maintaining such Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights pursuant to Section 4.4) are infringed by a third party, such responsible party shall have the first right and opportunity to enforce such Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights against infringers. Such enforcing party shall reasonably consult with the other party both prior to and during such enforcement proceedings. If the party with such first right and opportunity to enforce does not, within [**] of learning of such infringement, abate the infringement or file suit to enforce such Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights against at least one infringing party, the other party shall have the right to take whatever action it deems appropriate to enforce such Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights or to settle such action, unless the party who had the first right to enforce, in its reasonable judgment, believes it is reasonably likely that the effect of such action by such other party would be to materially adversely affect the patent protection covering any Development Compound, Abandoned Compound or Product then subject to such party’s development and commercialization rights under this Agreement.

(b)

All moneys recovered upon the final judgment or settlement of any infringement that is subject to Section 4.8(a) shall be shared as follows: first, to reimburse the expenses incurred by the party that enforced such Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights; and, the balance, [**] percent ([**]%) to the party that enforced such Abbott Patent Rights, Icagen Patent Rights or Joint Patent Rights and [**] percent ([**]%) to the other party. Each party shall reasonably cooperate with the party responsible for any enforcement action in the planning and execution of any action to enforce such patent rights, but the responsible party shall make all decisions related to the actions it undertakes.

ARTICLE 5

LICENSES

5.1 Icagen Research License to Abbott. Icagen hereby grants to Abbott a nonexclusive license in the Territory during the Research Term to use and practice the Icagen Technology in the Research Field, solely to the extent needed to perform Abbott’s duties and responsibilities under the Research Program. Such nonexclusive license rights mean that Icagen shall not license Icagen Technology to any third party in the Research Field during the Research Term, and that each party may utilize Icagen Technology in the Research Field during the Research Term only pursuant to the Research Program, except as set forth in Section 5.5 below. For clarity, nothing in this Section 5.1 limits Icagen’s obligations under Section 5.6(a)(i).

5.2 Icagen Commercialization License to Abbott. Icagen hereby grants to Abbott and its Affiliates the sole and exclusive (even as to Icagen) worldwide right and license, under the Icagen Technology and Icagen’s interest in Joint Patent Rights and Joint Program Inventions, solely to develop Development Compound(s) (including any optimization of Development Compounds) in the Territory, and solely to make, have made, import, use, offer to sell and sell any and all resulting Products in the Territory. Such exclusive license shall be effective for the term of this Agreement with any such Development Compound or Product being subject to Abbott’s royalty and milestone obligations under the provisions of Article 6; provided, however, that (i) as to each Product such license shall convert to non-exclusive upon expiration of the Royalty Term for such Product as provided in Section 6.7 and (ii) such license shall terminate, subject to Abbott’s buy back right under Section 9.1(g) below, with respect to Abandoned Compounds and resulting Products for which Icagen exercises its development and commercialization rights under Section 9.1 at the time of such exercise by Icagen. Abbott may grant sublicenses under such license to any third party so long as the terms of the sublicense do not conflict with the terms of this Agreement, but notwithstanding the grant of any such sublicense, Abbott shall remain primarily liable for all of its obligations under this Agreement. Abbott promptly shall provide notice to Icagen of any such sublicense agreement together with a copy thereof.

5.3 Abbott Research License to Icagen. Abbott hereby grants Icagen a nonexclusive license to use and practice the Abbott Technology in the Territory during the Research Term, excluding any Encumbered Technology, in the Research Field, and thereafter as necessary in accordance with this Agreement to enable Icagen to determine whether to exercise its development and commercialization rights with respect to Abandoned Compounds, solely to the extent needed to perform Icagen’s duties and responsibilities under the Research Program or to make such determinations with respect to Abandoned Compounds. Such nonexclusive license rights mean that Abbott shall not license such rights to any third party in the Research Field during the Research Term, and that each party may utilize such license rights in the Research Field only pursuant to the Research Program during the Research Term, except as set forth in Section 5.5 below. For clarity, nothing in this Section 5.3 limits Abbott’s obligations under Section 5.6(a)(ii).

5.4 Abbott Commercialization License to Icagen. On the terms and conditions specified in Section 9.1(d) below, subject to Abbott’s buy back rights under Section 9.1(g) below, Abbott hereby grants to Icagen and its Affiliates the sole and exclusive (even as to Abbott) worldwide right and license, including the right to grant sublicenses (provided that such sublicenses do not conflict with the terms of this Agreement and Icagen shall remain primarily responsible for all of its obligations under this Agreement), under the Abbott Technology and Abbott’s interest in the Joint Patent Rights and Joint Program Inventions, solely to develop Abandoned Compound(s) (including any optimization of Abandoned Compounds) in the Territory, and solely to make, have made, import, use, offer to sell and sell any and all resulting Products in the Territory. The foregoing license shall not include any license to Abbott Know-How or other Abbott Technology not directly related to (i) the composition of matter or manufacture or use of a particular Abandoned Compound or Product based on or comprising a particular Abandoned Compound or (ii) the formulation or drug delivery technology last used (or if not last used, used most successfully in terms of safety and efficacy results), prior to Icagen exercising its development and commercialization rights under Section 9.1, by Abbott in connection with a particular Abandoned Compound or Product based on or comprising a particular Abandoned Compound (the “Covered Formulation and Drug Delivery Technology”). Examples of Abbott Know-How or other Abbott Technology excluded from the foregoing license include, but are not limited to (x) Abbott Know-How and other Abbott Technology with respect to drug research and development (including tools and screens) and formulation and drug delivery technology other than the Covered Formulation and Drug Delivery

Technology and (y) general manufacturing technology. Such license shall remain in effect for the term of this Agreement, with any such Abandoned Compound or Product that is based on or comprises an Abbott Compound being subject to Icagen’s royalty obligations under the provisions of Article 6, except to the extent otherwise set forth in Section 9.1(g) below and except that as to each Product such license shall convert to non-exclusive upon expiration of the Royalty Term for such Product as provided in Section 6.7.

5.5 Other Activities.

(a)	Each party may continue to use its own technology (Abbott Technology and Icagen Technology, respectively) in other fields of research outside the Research Field during the Research Term.

(b)	Notwithstanding anything in this Agreement to the contrary, Icagen may continue to conduct Selectivity Screening for itself or with and on behalf of third parties. Abbott, itself or with any third party, may continue to conduct Selectivity Screening on any Abbott Compounds.

5.6 Exclusivity.

(a)	During the Research Term, the following shall apply:

(i)	Except pursuant to the Research Program, Icagen shall not conduct any research or development activities in the Research Field; provided however, Icagen may continue to conduct Selectivity Screening as set forth in Section 5.5(b).

(ii)	Except pursuant to the Research Program, Abbott shall not, either alone or with any third party conduct any research or development activities in the Research Field; provided however, Abbott may continue to conduct Selectivity Screening as set forth in Section 5.5(b).

(b)

(i) After the end of the Research Term, as to each Development Compound (or resulting Product) that Abbott has elected to develop pursuant to Section 9.1 and is actively continuing to develop and commercialize as contemplated by this Agreement (including making milestone and royalty payments as and when required under Article 6), Icagen shall not, until

[**] years after the First Commercial Sale of a resulting Product in any country, either itself or with any third party (or by or through any majority-owned subsidiary), develop, market, promote, offer to sell, or sell any compound the principal mode of activity of which is to modulate the [**] Target. As used in this Section 5.6(b), develop shall mean (x) conduct any clinical studies in man, (y) file an IND in the United States, or (z) file any regulatory filing similar to an IND in any country or territory outside the United States.

(ii)	After the end of the Research Term, as to each Abandoned Candidate/Development Compound (or resulting Product) that Icagen has elected to develop pursuant to Section 9.1 and is actively continuing to develop and commercialize as contemplated by this Agreement (including making royalty payments as and when required under Article 6), Abbott shall not, until [**] years after the First Commercial Sale of a resulting Product in any country, either itself or with any third party (or by or through any majority-owned subsidiary), conduct pharmaceutical research on any compound the principal mode of activity of which is to modulate the [**] Target. As used in this Section 5.6(b), pharmaceutical research shall mean the pursuit of drug discovery efforts (including, without limitation, pre-clinical testing) involving compounds whose principal mode of activity is directed against the [**] Target. For the sake of clarity, the parties each acknowledge that this Section 5.6(b)(ii) does not apply to Abandoned Research/Lead Compounds (or resulting Products).

ARTICLE 6

RESEARCH FUNDING AND ROYALTIES

6.1 Research Funding. Abbott shall provide research funding to Icagen of [**] Dollars ($[**]) for the period August 17, 2001 through November 16, 2002, to support Icagen’s research activities under the Research Program, payable in five (5) installments on or before August 17, 2001, November 17, 2001, February 17, 2002, May 17, 2002 and August 17, 2002. In addition, Abbott shall provide research funding to Icagen of [**] Dollars ($[**]) for the period November 17, 2002 through December 31, 2003, to support Icagen’s research activities under the Research Program, payable in four (4) installments of [**] Dollars ($[**]) each on or before November 17, 2002, February 17, 2003, May 17, 2003 and August 17, 2003 and one (1) installment of [**] Dollars ($[**]) on or before November 17, 2003. If the Research Term is extended pursuant to Section 2.1, Abbott shall provide research funding to support Icagen’s research activities during the first extension period in equal quarterly installments payable on or before the first day of each calendar quarter equal to the product of (x) the agreed upon number of FTEs to be devoted to the Research Program by Icagen times (y) the product of (A) [**] Dollars ($[**]) times (B) the increase or decrease in the Consumer Price Index as of December 31, 2003 in comparison with the level of the Consumer Price Index on December 31, 2001.

6.2 Milestone Payments. Abbott shall pay Icagen milestone payments, in the amounts and at the times set forth below, with respect to each Development Compound, subject to the limitations set forth in this Article 6:

(a)	[**] Dollars ($[**]) shall be paid within thirty (30) days after [**];

(b)	[**] Dollars ($[**]) shall be paid within thirty (30) days after the [**];

(c)	[**] Dollars ($[**]) shall be paid within thirty (30) days after the [**];

(d)	[**] Dollars ($[**]) shall be paid within thirty (30) days after the [**];

(e)	[**] Dollars ($[**]) shall be paid within thirty (30) days after the [**] (or within thirty (30) days after the [**], or [**] Dollars ($[**]) shall be paid within thirty (30) days after the [**] (or within thirty (30) days after the [**] and [**] Dollars ($[**]) shall be paid within thirty (30) days after the acceptance of the [**] (or within thirty (30) days after the [**] Dollars ($[**]) pursuant to this subsection (e);

(f)	[**] Dollars ($[**]) shall be paid within thirty (30) days after [**](g) [**] Dollars ($[**]) shall be paid within thirty (30) days after [**] or [**] Dollars ($[**]) shall be paid within thirty (30) days after [**] and [**] Dollars ($[**]) shall be paid within thirty (30) days after [**] Dollars ($[**]) under this subsection (g); and

(h)	[**] Dollars ($[**]) shall be paid within thirty (30) days after [**];

provided however, for each subsequent Development Compound which also modulates the [**] Target for which all milestones in Section 6.2 have been paid and is not covered by Section 6.3(a), Abbott shall pay to Icagen, according to the schedule in subsections (a) through (h) immediately above, amounts which are [**] percent ([**]%) of those listed in each such subsection above.

6.3 Single Payment Obligation.

(a)	Notwithstanding anything to the contrary herein, it is understood by the parties that if Abbott ceases to develop a Development Compound prior to the payment of all of the milestones specified in Section 6.2 or if a Product is removed from the market prior to [**] (any such Development Compound or Product being referred to herein as a “Canceled Product”), and Abbott decides to develop a different Development Compound that also modulates the [**] Target, then Abbott shall, with respect to such other Development Compound, be obligated to pay only that/those milestone payment(s) which were not made with respect to the Canceled Product; provided however, if Abbott does at some time in the future develop such Canceled Product, then appropriate adjustment with respect to milestone payments shall be made hereunder.

(b)

The milestone payments set forth in Section 6.2 shall not be made more than once with respect to any given Development Compound, regardless of the number of such filings, trials or approvals that may he undertaken or granted with respect to such Development Compound, including, without limitation, such activities with multiple product forms or formulations of the same Development Compound, combinations with different and/or additional active or inactive ingredients, additional indications, different delivery modalities and/or various dosage strengths.

6.4 Royalties Payable by Abbott. Subject to the adjustments and credits set forth in this Agreement, Abbott shall pay to Icagen royalties equal to the following percentages of Net Sales calculated each Sales Year on a Product-by-Product basis during the Royalty Term; provided that to the extent Products have the same indication, the Net Sales of such Products shall be aggregated in calculating the royalty below:

Royalty Percentage	Annual Net Sales (in Millions) of Product in the Territory
[**]% on those Net Sales	up to $[**] and then [**]% on those Net Sales in excess of $[**] up to $[**] and then [**]% on those Net Sales in excess of $[**] up to $[**] and then [**]% on those Net Sales in excess of $[**]

provided, however, that the above royalty percentages as to a Product may be adjusted on a country-by-country basis in those countries in which the Product is not Patent-Protected based on the market share of any and all parties other than Abbott, its Affiliates and sublicensees selling a product in the country with an active ingredient(s) that is identical in chemical structure and composition to the active ingredient(s) in the Product and with the same therapeutic benefit (“Competitor Market Share”) in accordance with the following:

Decrease of Royalty	Competitor Market Share
[**]%	at least [**]% and up to [**]%
[**]%	at least [**]% and up to [**]%
[**]%	at least [**]% and greater

An example of the manner in which the foregoing royalty adjustment (the “Generic Adjustment”) is intended to operate is set forth in Exhibit 6.4 to this Agreement.

6.5 Royalties/Sublicense Income Payable by Icagen. Subject to the adjustments and credits set forth in this Agreement, with respect to any Product based on or comprising an Abandoned Compound which Abandoned Compound is based on or comprised of an Abbott Compound, Icagen shall pay Abbott a royalty on Net Sales during the Royalty Term at the percentage rates specified below based on the point in development at which the Abandoned Compound became such:

Time of Abandonment by Abbott	Royalty Payable to Abbott on Icagen’s Net Sales
If the Abandoned Compound becomes such [**]	[**]%
If the Abandoned Compound becomes such [**]	[**]%
If the Abandoned Compound becomes such [**]	[**]%
If the Abandoned Compound becomes such [**]	[**]%
If the Abandoned Compound becomes such [**]	[**]%
If the Abandoned Compound becomes such [**]	[**]%

; provided, however, in the case of Product sales by a third party sublicensee of Icagen or its Affiliates that would otherwise be subject to the royalties set forth above, Icagen shall, in lieu of the royalties set forth above, pay Abbott (A) [**] percent ([**]%) of all license fees, milestone payments and other remuneration related to the sublicense or disposition of the Product (other than sales-based royalties) received by Icagen and its Affiliates from such third party sublicensee, plus the lesser of (B) the [**] resulting from sales of such Product by the sublicensee during the Royalty Term or (C) either (I) [**] percent ([**]%) of sales-based royalties received by Icagen or its Affiliates from the sublicensee during the Royalty Term if such Abandoned Compound is an Abandoned Research/Lead Compound or (II) [**] percent ([**]%) if such Abandoned Compound is an Abandoned Candidate/Development Compound; provided, however, that no payment shall be due to Abbott hereunder based on amounts paid to Icagen or its Affiliates as a bona fide arm’s-length research and development funding or as bona fide arm’s-length debt or equity investment; provided further, however, that the royalty percentages set forth in the above table and in clause (B) of the preceding proviso clause relating to Net Sales of Product are subject to the Generic Adjustment on a calendar year, country-by-country basis in those countries in which the Product is not Patent-Protected based on Competitor Market Share in accordance with the following:

Decrease of Royalty	Competitor Market Share
[**]%	at least [**]% and up to [**]%
[**]%	at least [**]% and up to [**]%
[**]%	at least [**]% and greater

The Generic Adjustment is intended to operate with respect to royalties on Net Sales payable by Icagen, on a country-by-country basis, by multiplying the applicable percentage from the column above captioned “Decrease of Royalty” by the applicable royalty percentage. For illustration purposes, in a country with a [**] percent ([**]%) Competitor Market Share in a given calendar year for a Product for which the royalty percentage on Net Sales payable by Icagen is [**] percent ([**]%), the royalty rate on Net Sales of such Product in such country during such year payable by Icagen would be [**] percent ([**]%).

6.6 Countries With Competition. In countries where royalties are decreased for a Generic Adjustment as provided in Section 6.4 or 6.5, such decrease shall only be effective for so long as the Competitor Market Share in such country exceeds [**] percent ([**]%). Competitor Market Share shall be measured on a prescription share basis by a mutually acceptable and reasonable company and research methodology on a country-by-country basis (using IMS data where available). Royalties shall be payable at the full royalty specified in Section 6.4 or 6.5 until the completion of the initial such market research study for a country where the Competitor Market Share exceeds [**] percent ([**]%). Upon completion of the study: (i) royalties for the preceding Sales Year quarters covered by such study shall be recalculated based on the results of such study, based on the formula specified in Section 6.4 or 6.5; (ii) the selling party shall either receive a credit for any royalty overpayment relating to such Sales Year quarters or shall promptly pay the non-selling party the amount of any royalty underpayment relating to such Sales Year quarters; and (iii) the results of such study shall determine the royalty rates, based on the formula specified in Section 6.4 or 6.5, for the four (4) succeeding Sales Year quarters in such country. Upon completion of each subsequent market study: (i) royalties for the preceding Sales Year quarters covered by such study shall be recalculated based on the results of such study, based on the formula specified in Section 6.4 or 6.5; (ii) the selling party shall receive a credit for any royalty overpayment relating to such Sales Year quarters or shall promptly pay the non-selling party the amount of any royalty underpayment relating to such Sales Year quarters; and (iii) the results of such study shall determine the royalty rates, based on the formula specified in Section 6.4 or 6.5, for the four (4) succeeding Sales Year quarters in such country. Such annual studies shall be conducted until the Competitor Market Share no longer exceeds [**] percent ([**]%) in such country. All such studies shall be paid for by the selling party.

The selling party shall have the burden of establishing the existence, effects and duration of any Competitor Market Share in any country.

6.7 Paid-up License. Upon expiration of the Royalty Term in any country with respect to a Product (unless such Royalty Term is reinstated as provided in Section 1.42), the selling party shall thereafter have, in perpetuity, a fully paid-up and irrevocable non-exclusive license to make, have made, import, use, offer to sell and sell such Product in such country under the Icagen Technology or Abbott Technology, as the case may be, and Icagen’s interest in Joint Patent Rights and Joint Program Inventions or Abbott’s interest in Joint Patent Rights and Joint Program Inventions, as the case may be, without any accounting to the non-selling party.

6.8 Signing Fee. Within sixty (60) days of execution of this Agreement by the parties, Abbott shall pay to Icagen a signing fee equal to one million Dollars ($1,000,000).

ARTICLE 7

ROYALTY REPORTS AND ACCOUNTING

7.1 Reports, Exchange Rates. During the term of this Agreement following the First Commercial Sale of a Product, the selling party shall furnish to the other party a written report within sixty (60) days of the end of each calendar quarter showing, in reasonably-specific detail:

(a)	the gross sales of all Products sold by the selling party, its Affiliates, and its sublicensee(s) during the Reporting Period, as defined below, to which the report is applicable, and the calculation of Net Sales from such gross sales;

(b)	the royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales of Products;

(c)	the dates of the First Commercial Sale of any Product(s) in any country during the Reporting Period; and

(d)	the exchange rates used in determining the amount of U.S. Dollars due the non-selling party on Net Sales.

With respect to sales of Products invoiced in U.S. Dollars, the gross sales, Net Sales, and royalties payable shall be expressed in U.S. dollars. With respect to sales of Products invoiced in a currency other than U.S. dollars, the gross sales, Net Sales and royalties payable shall be expressed in their U.S. dollar equivalent, calculated using the conversion rates published in the Midwest Edition of The Wall Street Journal on the day nearest the last business day of the calendar quarter. As used in this Section 7.l, the term “Reporting Period” shall mean a calendar quarter with respect to gross sales in the United States (not including Puerto Rico), and a fiscal quarter ending on the final day of February, May, August and November (as the case may be) for gross sales made outside the United States (including Puerto Rico). The gross sales made outside the United States during a fiscal quarter will be reported with the gross sales made in the United States during the calendar quarter in which the last month of the fiscal quarter falls.

7.2 Audits.

(a)

Upon the written request of the non-selling party and not more than once in each calendar year, the selling party shall permit an independent certified public accounting firm of nationally-recognized standing, selected by the non-selling party and reasonably acceptable to the selling party, at the non-selling party’s expense, to have access, with not less than ten (10) business days notice, during normal business hours, to such of the records of the selling party, its Affiliates and sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to the non-selling party only whether the royalty reports are correct or not, and, if applicable, the specific details concerning any discrepancies. No other information shall be shared unless the non-selling party is successful in obtaining such information under the dispute resolution proceedings of Section 17.7 of this Agreement.

(b)	If such accounting firm concludes that additional royalties were owed during such period, the selling party shall have the option to invoke the proceedings of Section 17.7 below or pay the additional royalties within thirty (30) days of the date the non-selling party delivers to the selling party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the non-selling party; provided, however, if the audit discloses that the royalties payable by the selling party for the audited period are more than one hundred five percent (105%) of the royalties actually paid by the selling party for such period, then the selling party shall pay the reasonable fees and expenses charged by such accounting firm.

(c)	The selling party shall include in each permitted sublicense granted by it a provision requiring the sublicensee to make reports to the selling party, sufficient for the selling party to satisfy the selling party’s reporting obligations to the non-selling party, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records to the non-selling party’s accounting firm to the same extent required of the selling party under this Agreement. Upon the expiration of thirty-six (36) months following the end of any year, the calculation of royalties payable to the non-selling party with respect to such year shall be binding and conclusive upon the parties, their Affiliates, and their sublicensees, and the selling party, its Affiliates, and its sublicensees shall be released from any liability or accountability to the non-selling party with respect to royalty calculations for such year.

7.3 Confidential Financial Information. Except as otherwise required by law, and in such cases subject to the provisions of Article 11, the non-selling party shall treat all financial information subject to review under this Article 7 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 8

PAYMENTS

8.1 Payment Terms. Royalties shown to have accrued according to each royalty report provided for under Article 7 shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

8.2 Payment Method. All royalties and other payments by the selling party to the non-selling party under this Agreement shall be made by check or bank wire transfer in immediately-available funds to such account as the non-selling party shall designate at least thirty (30) calendar days before such payment is due. If at any time legal restrictions in any country prevent the prompt remittance in the manner set forth in this Section 8.2 of part or all royalties owing with respect to Product sales in such country, then the parties shall mutually determine a lawful manner of remitting the restricted part of such royalty payments so long as such legal restrictions exist.

8.3 Late Payments. Unless otherwise provided in this Agreement, the selling party shall pay interest to the non-selling party on the aggregate amount of any payments by the selling party that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the prime rate of interest plus one and one-half percent (prime rate plus 1.5%); as reported by Bank One in Chicago, Illinois, from time to time, compounded monthly, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent

8.4 Withholding Taxes. All amounts owing from the selling party, its Affiliates and sublicensees to the non-selling party under this Agreement shall be paid without deduction to account for any withholding taxes, value added taxes or other taxes, levies or charges with respect to such amounts payable by or on behalf of the selling party, its Affiliates or its sublicensees and any taxes required to be withheld by or on behalf of the selling party, its Affiliates or sublicensees in any country (so that the non-selling party will receive the amounts specified herein that it would have received in the absence of such withholding tax) as long as the non-selling party is domiciled in the United States of America (i.e. the non-selling party is organized under the laws of a state of the United States of America and is physically headquartered in the United States of America).

ARTICLE 9

PRODUCT DEVELOPMENT

9.1 Candidate and Development Compounds; Abandoned Compounds. The JRC shall present each Candidate Compound to Abbott for consideration for clinical development by Abbott promptly after such Candidate Compound has been identified as such by the JRC. Abbott shall determine in its sole discretion whether or not to develop such Candidate Compound (i.e., whether it will become a Development Compound). The following sets forth the time periods within which Abbott must respond as to its election to develop a Candidate Compound and Icagen’s rights with respect to Abandoned Compounds:

(a)

If the JRC anticipates that a Candidate Compound will have a primary indication which is the same as another Development Compound or Product that Abbott is actively continuing to develop and commercialize as contemplated by this Agreement, then, as long as Abbott continues in good faith to believe that it requires the Candidate Compound as a back-up for a Development Compound or Product and has records that clearly substantiate such position (copies of which records Abbott will provide promptly upon request of Icagen), Abbott is not required to elect to develop such Candidate Compound and Abbott may hold such Candidate Compound for future development throughout the term of this Agreement; provided, however, that Abbott shall not maintain more than a reasonable number of Candidate Compounds as back-up for Development Compounds and Products pursuant to this subsection (a). If Icagen believes that the number of back-up Candidate Compounds that Abbott is holding for future development is unreasonable, then Icagen shall notify the JRC in writing of its belief. The JRC shall review such matter and shall attempt to resolve such issue within thirty (30) days following such notice. If the JRC is unable to resolve the issue, then Icagen may submit the issue to ADR as set forth in Section 17.7. The Neutral (as defined in Exhibit 17.7) shall have the final determination as to whether Abbott is holding a reasonable number of Candidate Compounds as back-ups for Development Compounds and Products. If the Neutral determines that Abbott is holding more than a reasonable number of Candidate Compounds as back-up compounds, then Abbott shall within thirty (30) days after the issuance of the Neutral’s ruling determine which Candidate Compound(s) it desires to retain (the number of which may not exceed the maximum number determined by the Neutral to be a reasonable number) and which Candidate Compounds that Abbott shall elect not to develop as Development Compounds and notify Icagen of such determinations.

(b)	Unless a Candidate Compound is maintained by Abbott as a back-up pursuant to subsection (a) above, Abbott must elect, by notice to Icagen, to develop such Candidate Compound or not to develop such Candidate Compound prior to the time such Candidate Compound becomes an Abandoned Candidate/Development Compound (as defined in subsection (c) below); provided, however, that not more than [**] Candidate Compounds may be subject to this subsection (b) at any one time (i.e., upon the selection by the JRC of [**] Candidate Compound subject to this subsection (b), the Candidate Compound that has been subject to this subsection (b) for the longest period of time shall automatically be treated as a Candidate Compound that Abbott has elected not to develop unless Abbott otherwise elects that another Candidate Compound that is subject to this subsection (b) is to be so treated by notice to Icagen given within sixty (60) days after such [**] Candidate Compound becomes subject to this subsection (b)). If Abbott does not in good faith believe that it will continue the development and ultimate commercialization of a Candidate Compound that is subject to this subsection (b), it shall promptly so notify Icagen and, in any event, shall report to Icagen at the JRC meeting at least quarterly as to the status of any Candidate Compound that is subject to this subsection (b).

(c)

An “Abandoned Candidate/Development Compound” shall mean any of the following: (i) subject to subsection (a) above, a Candidate Compound rejected for development by the Abbott Drug Development Committee, or that Abbott otherwise elects not to develop, after such Candidate Compound has been presented to the Abbott Drug Development Committee by the JRC; (ii) a Candidate Compound approved for development by the Abbott Drug Development Committee after such Candidate Compound has been presented to the Abbott Drug Development Committee by the JRC, which thereby becomes a Development Compound, but for which Abbott does not at least initiate clinical development (which shall include, for this purpose, [**] necessary to support human clinical studies) within [**] after such approval by the Abbott Drug Development Committee; (iii) subject to subsection (a) above, a Candidate Compound not approved for development by the Abbott Drug Development within [**] after such Candidate Compound has been presented by the JRC to the Abbott Drug Development Committee; and (iv) a Development Compound for which Abbott begins clinical development and subsequently ceases such development, without a bona fide plan to resume such development. Notwithstanding clause (i) of the previous sentence, if the Abbott Drug Development Committee issues a qualified rejection of the Candidate Compound in writing (a copy of which shall be promptly provided by Abbott to Icagen), Abbott shall have the opportunity to perform any clinical work or data review requested by the Abbott Drug Development Committee in order to resubmit such Candidate Compound to the Abbott Drug Development Committee before such Candidate Compound shall be considered rejected for purposes of such clause (i); provided, however, that the Abbott Drug Development Committee will be deemed to have finally rejected a Candidate Compound if it shall not have approved such Candidate Compound prior to the time such Candidate Compound becomes an Abandoned Candidate/Development Compound pursuant to clause

(iii) of the previous sentence. Abbott shall provide Icagen with written notice within [**] after (a) each decision by Abbott or the Abbott Drug Development Committee to approve a Candidate Compound for development, to reject a Candidate Compound for development or to cease developing a Development Compound and (b) initiating clinical development of each Development Compound. An “Abandoned Research/Lead Compound” shall mean a Research Compound or Lead Compound eliminated from the Research Program pursuant to Section 3.3(a). For clarity, Abandoned Research/Lead Compounds are not Abandoned Candidate/Development Compounds.

(d)	Upon [**], and subject to Section 5.6(b), Icagen shall have the right, but not the obligation, to develop and commercialize Abandoned Compounds and Products based thereon or comprised thereof; provided, however, that (i) Icagen shall not have any such rights to develop or commercialize Encumbered Abbott Compounds or compounds based upon or comprised of Encumbered Abbott Compounds and (ii) Icagen shall only be permitted to develop and commercialize Abandoned Research/Lead Compounds that Icagen selects in accordance with subsection (e) below where such Abandoned Research/Lead Compounds are based on or comprised of Research Compounds or Lead Compounds that are based upon or comprised of Abbott Compounds. The royalty provisions of Section 6.5 shall apply to Products based on or comprised of Abandoned Compounds that are based on or comprised of Abbott Compounds with respect to which Icagen exercises its development and commercialization rights pursuant to this subsection (d).

(e)

Icagen shall not have the right under this Section 9.1 to develop and commercialize at any one time more than a total of [**] Abandoned Research/Lead Compounds or Products based on or comprised of Abandoned Research/Lead Compounds that are based on or comprised of Abbott Compounds. As used in this subsection (e), “Abbott Compound” shall mean, with respect to Abandoned Research/Lead Compounds that Icagen has elected to develop and commercialize as provided in this Section 9.1, the specific chemical structure of the applicable Abandoned Research/Lead Compound that is comprised of or based on an Abbott Compound. Icagen shall notify (such notice, an “Icagen Section 9.1(e) Compound Notice”) Abbott in advance of such Abandoned Research/Lead Compounds that are based on or comprised of Abbott Compounds that Icagen proposes to develop and commercialize as provided in this Section 9.1. Icagen may not give an Icagen Section 9.1(e) Compound Notice any time after [**] designation period for Research Compounds and Lead Compounds pursuant to Section 3.3(a). Icagen may substitute Abbott Compounds from time to time on notice to Abbott by way of an additional Icagen Section 9.1(e) Compound Notice so long as the maximum number of Abandoned Research/Lead Compounds that are based on or comprised of Abbott Compounds from which Icagen is developing or commercializing compounds or Products based thereon or comprised thereof at any one time pursuant to this Section 9.1 does not exceed [**]; provided, however, such right of substitution shall expire [**]. After any such substitution, Icagen shall no longer have any rights under this Section 9.1 with respect to the Abbott Compound for which the substitution was made. If Abbott (i) is conducting an active research and development program with respect to any Abbott Compound on the date of the Icagen Section 9.1(e) Compound Notice as to such Abbott Compound and (ii) desires that Icagen not develop and commercialize such Abbott Compound pursuant to this Section 9.1, Abbott shall so notify Icagen within [**] after the date of the applicable Icagen Section 9.1(e) Compound Notice. For purposes of clause (i) of the immediately preceding sentence, Abbott shall be deemed to be conducting an active research and development program with respect to an Abbott Compound only if the following criteria have been satisfied: (x) the Abbott Compound shall have been [**] Abbott’s research, discovery or development programs and (y)

Abbott believes such compound should be considered for [**]. If Abbott gives the requisite notice specified above in this subsection (e) and satisfies the requirements specified above in this subsection (e) as to conducting an active research and development program with respect to the particular Abbott Compound, Icagen shall not be permitted to develop and commercialize such Abbott Compound pursuant to this Section 9.1. Any dispute with respect to the subject matter of the previous sentence shall be resolved by ADR pursuant to Section 17.7 of the Agreement.

(f)	Without limiting Icagen’s rights under subsection (d): (i) if Abbott develops an Abandoned Candidate/Development Compound or outlicenses a third party to develop an Abandoned Candidate/Development Compound at any time [**] or for a period of ten (10) years thereafter, then Icagen shall be entitled to the same milestones and royalties as set forth in this Agreement for a Development Compound and resulting Product, subject to any royalty credit provisions provided for herein; and (ii) if Abbott develops an Abandoned Research/Lead Compound that as part of the Research Program became a Lead Compound but was not selected as a Candidate Compound or outlicenses a third party to develop such an Abandoned Research/Lead Compound at any time during the Research Term or for a period of ten (10) years thereafter, then Icagen shall be entitled to the same milestones and royalties as set forth in this Agreement for a Development Compound and resulting Product, subject to any royalty credit provisions provided for herein, if the primary mode of action of such Abandoned Research/Lead Compound and resulting Product is [**].

(g)

Abbott Buy Back Option — Worldwide Rights. If Icagen exercises its development and commercialization rights as to an Abandoned Candidate/Development Compound that is based on or comprised of an Abbott Compound, as permitted in subsection (d) above, the following terms shall apply to such Abandoned Candidate/Development Compound that is based on or comprised of an Abbott Compound: Abbott shall have the option to buy back [**] the worldwide rights to develop and commercialize each such Abandoned Candidate/Development Compound and Product based thereon or comprised thereof that Icagen develops as provided in this subsection (g) (the “Rights”). If Abbott desires to exercise this option as to such an Abandoned Candidate/Development Compound and Product based thereon or comprised thereof, it shall so notify Icagen no later than [**] following receipt by Abbott of the results of the first [**] of the Abandoned Candidate/Development Compound. If Abbott gives such a notice to Icagen, the parties shall negotiate the terms of such a buy back in good faith for a period of [**] after Icagen’s receipt of Abbott’s notice. Any such buy back shall provide for financial and other terms that reflect the fair market value of the Abandoned Candidate/Development Compound and Product based thereon or comprised thereof. If Abbott does not exercise the buy back option provided in this subsection (g), then Abbott’s buy back rights set forth in this subsection (g) shall terminate and Icagen shall be free to license such rights to a third party. If Abbott exercises the buy back option provided in this subsection (g) and the parties cannot agree upon the terms of such buy back within the [**] negotiation period specified above in this subsection (g), Icagen may license the Rights to a third party so long as the terms of such license are not materially more favorable, in the aggregate, to the third party than the buy back terms last offered by Icagen to Abbott in such negotiations. If following a failure by the parties to agree upon the terms of a buy back as provided in the previous sentence, Icagen desires to license the Rights to a third party on terms that are materially more favorable, in the aggregate, to the third party than the buy back terms last offered by Icagen to Abbott in the negotiations, Icagen shall give notice to Abbott of the revised terms on which Icagen proposes to license the Rights. Abbott shall have a period of [**] from the date of such revised notice from Icagen to accept the revised terms by notice to Icagen. If Abbott does not accept such revised terms by giving such a notice to Icagen within such [**] period, Icagen again shall be free to license the Rights to a third party so long as the terms of such license are not materially more favorable, in the aggregate, to the third party than the revised license terms proposed to Abbott. If Icagen so licenses a third party in accordance with the prior four sentences, Section 6.5 shall remain in effect as to the Abandoned Compound. This subsection (g) shall survive expiration or termination of the Research Term as to each Abandoned Compound for a period of time lasting through the completion of [**] for such Abandoned Compound and thereafter shall terminate and be of no further force or effect as to such Abandoned Compound.

(h)	License Termination for Diligence Failure. Abbott may terminate the license granted by Abbott to Icagen and its Affiliates under Section 5.4 with respect to a particular Abandoned Compound based on or comprising an Abbott Compound or Product based thereon or comprised thereof in the applicable Major Country or Major Countries or, if there is no Major Country in which Icagen pursues clinical development, governmental approval, manufacturing, marketing and sales, throughout the Territory, if Icagen and its Affiliates and sublicensees shall cease to use reasonable commercial efforts to pursue the clinical development, governmental approval, manufacturing, marketing and sales of such Abandoned Compound or Product in such Major Country(-ies) as required under subsection (i) below and shall not cure such cessation after notice from Abbott and a reasonable opportunity to cure. Any disagreement between the parties as to whether Icagen, together with its Affiliates and sublicensees, has ceased to use reasonable commercial efforts or cured any cessation of its use of reasonable commercial efforts with respect to the clinical development, governmental approval, manufacturing, marketing and sales of an Abandoned Compound or Product hereunder shall be subject to ADR in accordance with Section 17.7.

(i)	Icagen Development and Commercialization.

(A)	If Icagen is developing or commercializing any Abandoned Compound based on or comprising an Abbott Compound and/or Product based thereon or comprised thereof pursuant to this Section 9.1, Icagen shall be solely responsible and shall bear the full cost and expense for the clinical development, governmental approval, manufacturing, marketing and sales of such compound and/or related Product.

(B)	Icagen agrees to use reasonable commercial efforts (as defined in Sections 9.2 and 9.3 below, with “Icagen” substituted for “Abbott” in such definition) to pursue the clinical development, governmental approval, manufacturing, marketing and sales of each Abandoned Compound based on or comprising an Abbott Compound and/or Product based thereon or comprised thereof; provided, however, that, during the time periods explicitly covered by the provisions of subsection (C) below, Icagen shall be deemed to be in compliance with the requirements of this sentence as to such an Abandoned Compound that is an Abandoned Research/Lead Compound so long as it completes validation of such Abandoned Research/Lead Compound or compound based thereon or comprised thereof within such time periods in accordance with the provisions of such subsection (C); provided further, however, that Abbott’s sole remedy in the event of a breach by Icagen of Icagen’s obligations under this subsection (B) shall be to terminate the license granted in Section 5.4 with respect to such Abbott Compound or compound or Product based thereon or comprised thereof as provided in subsection (h) above.

(C)	In the case of any Research Compound that is selected by Icagen for development and commercialization as an Abandoned Compound, Icagen shall be deemed to have met its development and commercialization obligations with respect to such Abandoned Compound if Icagen has “validated” such Abandoned Compound or a compound based thereon or comprised thereof within [**] after the date on which Icagen exercises its development and commercialization rights with respect thereto pursuant to subsection (d) above. In the case of any Lead Compound that is selected by Icagen for development and commercialization as an Abandoned Compound, Icagen shall be deemed to have met its development and commercialization obligations with respect to such Abandoned Compound if Icagen has “validated” such Abandoned Compound or a compound based thereon or comprised thereof within [**] after the date on which Icagen exercises its development and commercialization rights with respect thereto pursuant to subsection (d) above. As used in this subsection (i), “validated” shall mean that Icagen has (I) demonstrated a [**] based thereon or comprised thereof and [**] as demonstrated by appropriate in vivo testing or other equivalent testing as appropriate or customary in the biotechnology industry and (II) committed resources, specifically chemistry resources, to support the research and development of the Abandoned Compound or a compound based thereon or comprised thereof.

(D)	If Icagen is developing or commercializing any Abbott Compound or any compound based thereon or comprised thereof pursuant to this Section 9.1, Icagen shall provide Abbott with a brief annual report describing the development and/or commercialization activities being undertaken by Icagen with respect to such Abbott Compound or Product based thereon or comprised thereof.

(j)

Icagen Compounds. Notwithstanding anything to the contrary in this Agreement, if Icagen and/or its Affiliates or sublicensees develops and commercializes a Product pursuant to this Section 9.1 that is based upon or comprised of an Icagen

Compound (with Overlap Compounds being treated as Icagen Compounds for the purpose of this subsection (j)), Icagen shall not have any obligation to Abbott as to the resulting Product, including any obligation to Abbott under Section 6.5.

9.2 Development Responsibilities. For each Development Compound developed by Abbott, its Affiliates and sublicensees, Abbott shall be solely responsible, and shall bear the full cost and expense, for the clinical development, governmental approval, manufacturing, marketing and sale of such Development Compound and/or related Product. Abbott agrees to use reasonable commercial efforts to pursue the clinical development, governmental approval, manufacturing, marketing and sale of each Development Compound or Product, as applicable, resulting from the Research Program, and for which it has rights; provided that Abbott may hold a Candidate Compound in reserve as a back-up for a Development Compound or Product in accordance with Section 9.1 above. As used herein, “reasonable commercial efforts” shall mean efforts which are consistent with those utilized by Abbott for its own internally-developed or in-licensed pharmaceutical products of similar relative efficacy and safety profile and similar market potential, at a similar stage of its product life, taking into account the existence of other competitive products in the marketplace or under development, the proprietary position of the product, the anticipated profitability of the product and other relevant factors. Abbott’s obligation to pursue clinical development, governmental approval, manufacturing, marketing and sales of a Development Compound or Product shall not apply with respect to a Candidate Compound which is a backup for a Development Compound or Product in accordance with Section 9.1 above.

9.3 Marketing. Within [**] of obtaining Regulatory Approval for any Product in a given country, Abbott, its Affiliate(s), and/or its sublicensee(s) shall use reasonable commercial efforts (the definition set forth in Section 9.2 above shall also apply to this Section 9.3) to commence marketing such Product in such country. Abbott’s, its Affiliate(s)’ and/or sublicensee(s)’ obligation to commence or to continue marketing a Product shall not apply to a Product in any country if Abbott, its Affiliate or sublicensee has not commenced or has ceased marketing such Product in that country due to materially adverse business or financial conditions, which would cause the marketing of such Product in such country to be contrary to the reasonable financial interests of a pharmaceutical company similar to Abbott acting in a commercially reasonable manner, such as materially adverse and non-customary pricing or other regulatory requirements; provided, however, that Abbott, its Affiliate(s), and/or its sublicensee(s) shall commence or resume marketing such Product in such country as soon as reasonably practical after such adverse business or financial conditions cease to exist.

9.4 Semi-Annual Report. Abbott shall, on a semi-annual basis, provide Icagen with a detailed written report of the status of any and all Development Compounds.

ARTICLE 10

INFRINGEMENT OR OTHER ACTIONS BY THIRD PARTIES

10.1 General. If a party, or to its knowledge any of its Affiliates, sublicensees or customers, shall be sued by a third party for infringement of a patent because of the development, manufacture, import, use, promotion or sale of Research Compounds, Lead Compounds, Candidate Compounds, Development Compounds, or Products, such party shall promptly notify the other in writing of the institution of such suit. The party sued (which shall include for this purpose, its Affiliates, sublicensees and customers) or, if both parties are sued, the party developing and/or commercializing or having the first right to develop and/or commercialize such Research Compounds, Lead Compounds, Candidate Compounds, Development Compounds or Products, shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event the other party shall furnish to the party sued reasonable assistance and all relevant evidence in its control. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Section 10.1 shall be paid by the party which has the right to control the litigation. Any third-party royalty payments required to be paid as the result of a judgment or settlement under this Section 10.1 shall be paid by the party controlling the suit; provided however, in the case of a Product sold by one party, if such third party royalty payments arise directly from resolution of allegations brought against such selling party, its Affiliate, its sublicensee or customer of infringement of a patent having a claim or claims which cover (i) where such selling party is Abbott, the use of an Icagen Compound or Icagen Know-How or (ii) where such selling party is Icagen, the use of an Abbott Compound or Abbott Know-How, [**] percent ([**]%) of such third party royalty payments shall be creditable against royalties owed such other party under this Agreement as to such Product; provided further however, that the maximum credit that a party can take as to such Product with respect to any royalty period together with any credit to be taken by such party with respect to such royalty period under Section 10.2 of this Agreement, may not exceed [**] percent ([**]%) of the royalties due as calculated under the provisions of Sections 6.4 and 6.5, as applicable, for such Product for such royalty period that are retained by the royalty receiving party (i.e., the [**] percent ([**]%) calculation shall be made based on the net amount of such royalties retained by the royalty receiving party after such party has paid any third party licensor(s) the amount(s) owed by such party to such third parties in respect of such royalties received by such party).

10.2 Third Party Licenses Required [**]. If (i) a party would infringe a patent covering the [**] by carrying out the development and commercialization activities contemplated by this Agreement, (ii) such party obtains a license from the holder of such patent to avoid such infringement and (iii) the license also covers the development and commercialization activities of the other party as contemplated by this Agreement (which license shall provide that sublicensees of the other party are able (without additional consideration to the licensor) to develop, make, have made, import, use, offer to sell and sell Development Compounds, Abandoned Compounds and Products that were discovered and developed pursuant to the practice of the licensed patent by the other party), the developing and commercializing party (the “Commercializing Party”) may reduce the royalties payable by it under Section 6.4 or 6.5, as applicable, by [**] percent ([**]%) of the amount of license fees and royalties relating solely to the development and commercialization of the applicable compound or Product based thereon or comprised thereof paid by the Commercializing Party pursuant to such patent license; provided, however, if the Commercializing Party is Abbott, Abbott may also reduce any milestone payment obligations that accrue under Sections 6.2(c) through 6.2(h) after such patent license is obtained by up to [**] percent ([**]%) of the amount of license fees and royalties relating solely to the development and commercialization of the applicable compound or Product based thereon or comprised thereof paid by Abbott pursuant to such patent license and then any balance of such [**] percent ([**]%) not credited against such milestone payment obligations may be credited by Abbott against Abbott’s royalty obligations as otherwise provided in this Section 10.2; provided further, however, that the maximum credit that Abbott can take against Abbott’s milestone payment obligations under Sections 6.2(c) through 6.2(h) may not, with respect to any single milestone payment obligation, exceed [**] percent ([**]%) of such milestone payment obligation. The royalty payment reductions specified in the immediately preceding sentence also shall be limited by the proviso clause of the last sentence of Section 10.1.

ARTICLE 11

CONFIDENTIALITY

11.1 Nondisclosure Obligations. Except as otherwise provided in this Article 11 and subject to the provisions of Article 12 hereof, during the term of this Agreement and for a period of ten (10) years thereafter, (a) both parties shall maintain in confidence, and shall use only for purposes of this Agreement, information and data related solely to Research Compounds and Lead Compounds that have not ceased to be subject to the Research Program, and Candidate Compounds, Development Compounds, Abandoned Compounds and Products that have not ceased to be subject to a party’s development and commercialization rights set forth in this Agreement, and (b) each party shall maintain in confidence and use only for purposes of this Agreement all information, data and materials supplied by the other party under this Agreement (which shall include in the case of Abbott, Icagen Compounds, and in the case of Icagen, Abbott Compounds), which if disclosed in writing is marked “Confidential,” if disclosed orally is promptly thereafter summarized and confirmed in writing to the other party and marked confidential, or if disclosed in some other form is marked confidential.

11.2 Permitted Disclosures. For purposes of this Article 11, information and data described in clause (a) or (b) of Section 11.1 above shall be referred to as “Information.” To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, (a) a party or its Affiliates may disclose Information it is otherwise obligated under this Article 11 not to disclose to its sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such persons or entities agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (b) a party or its Affiliates or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents, or to obtain Regulatory Approval for and/or to commercially market, any Research Compound, Lead Compound, Candidate Compound, Development Compound or Product, provided that the disclosing party shall request confidential treatment thereof. In addition, a party may disclose Information as required by applicable law, regulation or judicial process, provided that such party shall give the other party prior written notice thereof if feasible under the circumstances, and if not feasible as soon thereafter as is feasible, and, if feasible under the circumstances, adequate opportunity to object to any such disclosure or to request confidential treatment thereof (if available), and a party may disclose information as permitted under Section 12.1. The obligation not to disclose or use Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts or omissions of the party obligated not to disclose such Information in contravention of this Agreement; or (ii) is disclosed to the receiving party, or its Affiliates or its sublicensees by a third party, provided that, to the knowledge of the receiving party, such Information was not obtained on a confidential basis by such third party from the other party to this Agreement; or (iii) prior to disclosure under this Agreement, was already known by the receiving party or any of its Affiliates, provided such information was not obtained directly or indirectly from the other party to this Agreement under an ongoing obligation of confidentiality; (iv) is disclosed in a press release agreed to by both parties under Section 11.3 below; or (v) is independently developed by or for the receiving party without reference to or reliance on any Information.

11.3 Publicity Review. Without the prior written consent of the other party, neither party shall make any statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement or any work under the Research Program. Any such statements may be made by Icagen to a third party to whom Icagen is seeking to sell an equity interest, e.g., common or preferred stock or an instrument convertible into common or preferred stock, or from whom Icagen is seeking a loan, provided such party is under a written obligation of confidentiality with Icagen. Icagen and Abbott shall not disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other party, except as set forth above in this Section 11.3 or as required by applicable law, regulation or court order.

11.4 Additional Permitted Disclosures. Nothing in this Agreement (including without limitation in Sections 7.3, 11 or 12 of this Agreement) shall prevent Icagen or Abbott: (i) in connection with efforts to secure financing, from issuing statements as to achievements made, and the status of the work being done by the parties pursuant to this Agreement so long as such statements do not jeopardize the ability to obtain patent protection on Program Inventions or Joint Program Inventions or entail disclosure of non-public technical or scientific Information; or (ii) from issuing statements or otherwise making disclosures that Abbott or Icagen determines, as applicable, to be necessary to comply with applicable law (including disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by Icagen or Abbott, as applicable, are traded); provided that to the extent practicable under the circumstances, such party shall provide the other party with a copy of the proposed text of such statements or disclosure sufficiently in advance of the scheduled release or publication thereof to afford such other party a reasonable opportunity to review and comment upon the proposed text.

ARTICLE 12

PUBLICATION

12.1 Notice of Publication. During the term of this Agreement, Icagen and Abbott each acknowledge the other party’s interest in possibly publishing certain of such other party’s results in order to obtain recognition within the scientific community, to establish a base for future publications relating to therapeutic treatments and to advance the state of scientific knowledge. Each party also recognizes their mutual interest in obtaining valid patent protection for Program Inventions and Joint Program Inventions and for otherwise protecting each party’s business interests. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality on the audience) relating to work performed by such party as part of the Research Program (the “Publishing Party”) shall transmit to the other party (the “Reviewing Party”) a copy of the proposed manuscript or an outline of such oral disclosure at least sixty (60) days prior to submission of the manuscript for publication or to the actual oral disclosure. The Reviewing Party shall have the right (a) to propose modifications to the manuscript or oral disclosure for patent protection, trade secret or commercial reasons and/or (b) to request a reasonable delay in, avoidance of publication altogether, or substitution of scientifically-meaningful material in order to protect patentable information and/or trade secrets, the disclosure of which would materially affect the interests of the Reviewing Party under this Agreement.

12.2 Timing of Publication. If the Reviewing Party requests such a delay, avoidance or substitution, the Publishing Party shall delay submission or presentation of the publication for a period of up to an additional ninety (90) days, in order to enable deletion or substitution of material as provided in Section 12.1, or the filing of patent applications to protect the other party’s rights in such information, in accordance with the provisions of Article 4. Upon the expiry of sixty (60) days from original transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay, avoidance or substitution, as described above.

ARTICLE 13

TERM AND TERMINATION

13.1 Expiration. Unless terminated earlier by agreement of the parties, this Agreement shall expire on the later to occur of (i) expiration of Abbott’s obligations to pay royalties under this Agreement, or (ii) the expiration of Icagen’s obligation to pay royalties under this Agreement; provided, however, this Agreement shall not expire while either party is developing or commercializing at least one compound or Product based thereon or comprised thereof hereunder or while either party’s development and commercialization rights under Section 9.1 are otherwise subsisting.

13.2 Material Breach. It is the parties’ express intent that consideration shall first and foremost be given to remedying any breach of this Agreement through the payment of monetary damages or such other legal or equitable remedies as shall be appropriate under the circumstances, as decided, in each case, according to the provisions of Section 17.7, and that there shall only be a limited right to terminate the Research Program and/or a party’s license rights under this Agreement under the following circumstances as a matter of last resort. In the event that the Neutral (as defined in Exhibit 17.7), in accordance with the procedures set forth in Section 17.7, has rendered a ruling that a party has materially breached this Agreement, which ruling specified the remedies imposed on such breaching party for such breach (the “Adverse Ruling”), and the breaching party has failed to comply with the terms of the Adverse Ruling within the time period specified therein for compliance, or if such compliance cannot be fully achieved by such date, the breaching party has failed to commence compliance and/or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then the non-breaching party shall have the following rights:

(a)	where the breaching party failed to comply with an Adverse Ruling and where the basis for such breach is the breaching party’s failure to abide by a material obligation under this Agreement (other than the obligation to develop a Development Compound or an Abandoned Compound, or to commercialize a Product pursuant to the provisions of Article 9 of this Agreement), the non-breaching party may terminate the Research Program and the breaching party’s license rights hereunder by delivering written notice to the breaching party after the expiration of the period during which the breaching party was to comply, in which event the non-breaching party’s license rights hereunder shall continue in effect in accordance with this Agreement and, if Abbott is the breaching party, all Research Compounds and Lead Compounds then under consideration by the JRC shall be treated as Abandoned Research/Lead Compounds and all Candidate Compounds, Development Compounds and Products will be treated in the same manner as a Candidate Compound that Abbott has elected not to develop under Section 9.1 above;

(b)

where Abbott is the breaching party and Abbott failed to comply with an Adverse Ruling and where the basis for such breach is Abbott’s failure to develop a Development Compound or to commercialize a Product in one or more Major Countries, Icagen may, upon written notice given after the expiration of the period to comply, terminate Abbott’s license rights with respect to such Development Compound or Product, but only in those Major Countries covered by such Adverse Ruling (except that, in the case of (x) a failure by Abbott to develop a Development Compound or (y) a failure by Abbott to commercialize a Product in at least one Major Country (i.e., if Abbott has commercialized such Product in one or more Major Countries then (y) is not applicable), Icagen may terminate Abbott’s license rights with respect to such Development Compound or

Product throughout the Territory and, in such event, such Development Compound or Product will be treated in the same manner as a Candidate Compound that Abbott has elected not to develop under Section 9.1 above);

(c)	where the breaching party failed to comply with an Adverse Ruling, and such Adverse Ruling required the payment of monetary damages, then the non-breaching party shall have a right of set off against any milestones or royalties due hereunder to the extent of such monetary damages without any limitation. Where the breaching party failed to comply with an Adverse Ruling, and such Adverse Ruling required the breaching party to cease any activity or take any action, then the non-breaching party may, upon written notice (a “Section 13.2(c) Notice”) to the breaching party after the expiration of the period to comply: (i) reduce by [**] percent ([**]%) the amounts thereafter payable by the non-breaching party to the breaching party hereunder as milestones pursuant to Section 6.2 and royalties (after application of all credits as provided herein) pursuant to Section 6.4 or 6.5 with respect to any Development Compound or Abandoned Compound (or resulting Product); (ii) place any payable milestone(s) and royalties in escrow with a commercial bank until such time as the breaching party is in compliance with such Adverse Ruling; and (iii) pursue enforcement of the Adverse Ruling in a court of competent jurisdiction.

If the court enforces the Adverse Ruling against the breaching party in a judgment that is final and not appealed or subject to further appeal (a “Final Court Ruling”), the breaching party shall have sixty (60) days to abide by the Final Court Ruling. If the breaching party fails to abide by the Final Court Ruling enforcing the Adverse Ruling within such sixty (60) day period, then the non-breaching party shall keep all royalties and milestones held in escrow and shall make no further milestone and/or royalty payments to the breaching party. If the breaching party complies with the Adverse Ruling prior to the issuance of the Final Court Ruling or abides by such Final Court Ruling enforcing the

Adverse Ruling, then the non-breaching party shall remit to the breaching party any milestone(s) and/or royalties held in escrow and shall resume the payment of full royalties and milestones as provided in this Agreement, and the breaching party shall reimburse the non-breaching party for all costs and expenses incurred by the non-breaching party in connection with the ADR in which the Adverse Ruling was issued and the ensuing court proceedings. If the court refuses to enforce the Adverse Ruling, the non-breaching party (i) shall remit to the breaching party any milestone(s) and/or royalties held in escrow, (ii) shall pay to the breaching party the [**] percent ([**]%) of milestone(s) and/or royalties withheld by the non-breaching party as provided above, (iii) shall resume the payment of full royalties and milestones as provided in this Agreement, and (iv) shall reimburse the breaching party for all costs and expenses incurred by the breaching party in connection with the ADR in which the Adverse Ruling was issued and the ensuing court proceedings; and

(d)	for clarity, since Icagen’s exclusive obligations with respect to the development of Abandoned Compounds and to the commercialization of Products, and Abbott’s exclusive remedies for any breach by Icagen of those obligations, are set forth in Sections 9.1(h) and 9.1(i)(B), this Section 13.2 is inapplicable to any such breach.

13.3 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including without limitation making all payments due under Article 6. The provisions of Articles 4, 7, 8, 11, 12, 13, 14 and 17 and Sections 2.6, 2.8, 3.3, 6.7, 9.1(f) and 10.1 shall survive the expiration or termination of the Agreement. In the event of premature termination of a party’s license rights hereunder with respect to any Product, a party, its Affiliates, and its sublicensees shall have the right to sell any inventory of such Product remaining after the date of any such premature termination, providing royalties are paid to the non-selling party which would otherwise be payable hereunder. In such event, any rights and obligations which have accrued with respect to the period prior to such termination of such party’s license rights shall survive such termination. The termination of the Research Program or a party’s license rights hereunder does not in itself constitute a termination of this Agreement.

13.4 Bankruptcy. Either party shall have the right to terminate the Research Program by delivering sixty (60) days prior written notice to the other party (provided the condition has not been resolved and removed during such period) in the event of the other party’s bankruptcy (not to include reorganization) or insolvency, provided that applicable federal bankruptcy laws shall apply.

ARTICLE 14

WARRANTIES AND INDEMNIFICATION

14.1 Icagen Representations and Warranties. Icagen represents and warrants that as of the date hereof:

(a)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly-authorized by all appropriate Icagen corporate action;

(b)	the performance by Icagen of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party; and

(c)	there are no adverse proceedings, claims or actions pending, or to the best of Icagen’s knowledge, threatened, relating to the Icagen Technology and at the time of disclosure and delivery thereof to Abbott, Icagen shall, to the best of its knowledge, have the full right and legal capacity to disclose and deliver the Icagen Technology without violating the rights of third parties.

14.2 Abbott Representations and Warranties. Abbott represents and warrants that as of the date hereof:

(a)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly-authorized by all appropriate Abbott corporate action;

(b)	the performance by Abbott of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party; and

(c)	there are no adverse proceedings, claims or actions pending, or to the best of Abbott’s knowledge, threatened, relating to the Abbott Technology and at the time of disclosure and delivery thereof to Icagen, Abbott shall, to the best of its knowledge, have the full right and legal capacity to disclose and deliver the Abbott Technology without violating the rights of third parties.

14.3 No Conflict. Abbott and Icagen represent and warrant that this Agreement does not, and will not conflict with any other right or obligation provided under any other agreement or obligation that Abbott or Icagen has with or to any government authority or other third party which would have a material adverse consequence on the other party.

14.4 Compliance with Law. Abbott and Icagen each represents and warrants that it shall comply in all material respects with all applicable laws, regulations and guidelines in connection with the performance of its obligations and rights pursuant to this Agreement, including complying with the regulations of the United States and any other relevant nation concerning any export or other transfer of technology, services, or products.

14.5 Disclaimers.

(a)	EXCEPT AS EXPLICITLY STATED HEREIN, ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, ARE EXCLUDED.

(b)

EXCEPT AS EXPLICITLY STATED HEREIN, NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY’S ACTIVITIES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH

PARTY UNDER THE PROVISIONS OF SECTION 14.6 BELOW FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES RECOVERED BY A THIRD PARTY.

14.6 Direct Indemnity. Each party shall indemnify and hold the other party and its Affiliates and sublicensees harmless, and hereby forever releases and discharges the other party and its Affiliates and sublicensees, from and against all claims, demands, liabilities, damages and expenses, including reasonable attorneys’ fees and other litigation costs (collectively, “Liabilities”) arising out of negligence, recklessness or intentional misconduct of the indemnifying party, its Affiliates, or its sublicensees in connection with the work performed by such party, its Affiliates, or its subcontractor(s) and/or sublicensee(s) during the Research Program, or arising out of the manufacturing, use, storage, distribution or sale of Candidate Compounds, Development Compounds, Abandoned Compounds or Products hereunder by the indemnifying party, its Affiliates or its sublicensees; except in each case to the extent such Liabilities resulted from negligence, recklessness or intentional misconduct or misrepresentations of the other party or its Affiliates or sublicensees.

14.7 Procedure. A party, a party’s Affiliate or a party’s sublicensee (each, an “Indemnitee”) that intends to claim indemnification under this Article 14 shall promptly notify the other party (the “Indemnitor”) of any Liability or third party action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If an Indemnitor assumes the defense of a matter as provided in this Section 14.7, it may not settle such matter or consent to an adverse judgment therein without the consent of the Indemnitee, unless the settlement or adverse judgment imposes no obligations on the Indemnitee. The indemnity obligation in this Article 14 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 14, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 14. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by indemnification under this Article 14.

14.8 Insurance. The parties shall each maintain, through self-insurance or otherwise, product liability insurance with respect to the development, manufacture and sale of Products in such amount as the party customarily maintains with respect to its other products. A party shall maintain such insurance for so long as it or any of its Affiliates or sublicensees continues to develop, manufacture or sell any Products, and thereafter for so long as such party maintains insurance for itself covering such manufacture or sales.

14.9 Indemnity Exclusion. If Abbott relinquishes its rights to a Research Compound, Candidate Compound, Lead Compound, Development Compound or Product to Icagen, Abbott shall not be obligated to indemnify Icagen, its Affiliates or its sublicensee(s) under this Article 14 with respect to their use of information obtained from Abbott as a result of Abbott’s relinquishing of rights to such Research Compound, Lead Compound, Candidate Compound, Development Compound or Product to Icagen.

ARTICLE 15

ASSIGNMENT

Except as expressly provided hereunder, this Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party; provided, however, that Abbott, after the Research Term, may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement, or in the event of its merger or consolidation (in which it is not the surviving entity) or change in control (meaning any third party obtains fifty percent (50%) or more of the voting power of Abbott other than in a transaction approved by the Board of Directors of Abbott), and provided further that Icagen may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement or in the event of its merger or consolidation (in which it is not the surviving entity) or change in control (meaning any third party obtains fifty percent (50%) or more of the voting power of Icagen other than in a transaction approved by the Board of Directors of Icagen). With respect to any assignment of this Agreement by Icagen to any third party based on the foregoing prior to the expiration of the Research Term, Icagen shall as soon as possible after such assignment inform Abbott of such assignment. Abbott shall have the right within sixty (60) days after receipt of notification of assignment from Icagen, to either terminate this Agreement or the Research Program by giving notice of such election to terminate to Icagen within such period. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

ARTICLE 16

SEVERABILITY

Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

ARTICLE 17

MISCELLANEOUS

17.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, certified U.S. Mail, return receipt requested, postage prepaid (where applicable), or nationally-recognized overnight courier), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Icagen:	Icagen, Inc. 4222 Emperor Blvd., Suite 460 Durham, NC 27703 Attention: President and Chief Executive Officer Telefax: 919-941-0813 Telephone: 919-941-5206

Copy to:	Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: David E. Redlick, Esq. Telefax: 617-526-5000 Telephone: 617-526-6000

if to Abbott:	Abbott Laboratories 200 Abbott Park Road Abbott Park, IL 60064-3537 Attention: Senior Vice President, Pharmaceutical Operations Telefax: 847-937-5383 Telephone: 847-937-4267

Copy to:	Abbott Laboratories 100 Abbott Park Road Abbott Park, IL 60064-3500 Attention: Senior Vice President, Secretary and General Counsel Telefax: 847-938-6277 Telephone: 847-937-8905

17.2 Applicable Law. The Agreement shall be governed by and the relationship of the parties construed in accordance with the laws of the State of Illinois, excluding its conflict of laws principles.

17.3 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

17.4 Termination of Original Agreement Research Program. The Original Agreement Research Program is hereby terminated as of the Effective Date. Icagen hereby acknowledges that Abbott’s obligations to provide research funding for the Original Agreement Research Program has been satisfied and releases Abbott from any further obligation to provide research funding for the Original Agreement Research Program.

17.5 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

17.6 Independent Contractors. It is expressly agreed that Icagen and Abbott shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Icagen nor Abbott shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

17.7 Alternative Dispute Resolution. The parties shall attempt to amicably resolve disputes arising between them regarding the validity, construction, enforceability or performance of the terms of this Agreement, and any differences or disputes in the interpretation of the rights, obligations, liabilities and/or remedies hereunder, which have been identified in a written notice from one party to the other, by good faith settlement discussions between the Vice President, Global Pharmaceutical Drug Discovery or the Vice President, Global Pharmaceutical Drug Development, of Abbott’s Global Pharmaceutical Research and Development Division, and the President and Chief Executive Officer of Icagen. The parties agree that any dispute that arises in connection with this Agreement, which cannot be amicably resolved by such representatives within thirty (30) days after the receipt of such written notice, shall be resolved by binding Alternative Dispute Resolution (“ADR”) in the manner described in Exhibit 17.7 attached hereto.

17.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

17.9 Performance By Affiliates. The parties recognize that each of them may carry out certain obligations under this Agreement through performance by Affiliates, and that the license rights granted herein apply to Affiliates as well as the parties. Each of the parties hereby guarantees that the activities of its Affiliates under this Agreement shall comply with this Agreement, remains primarily liable under this Agreement for all of its obligations hereunder notwithstanding any assignment to an Affiliate or performance or attempted performance of the party’s obligations by an Affiliate, and agrees that in the event of alleged breach of this Agreement by any Affiliate(s), the matter shall be submitted to a single ADR proceeding under Section 17.7 involving the parties and all Affiliates appropriate to the matter.

17.10 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

17.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts provided by telefacsimile shall, for all purposes, constitute originals.

ARTICLE 18

[**]

18.1 On or before March 31, 2002, Abbott shall deliver to Icagen, and Abbott hereby grants to Icagen a perpetual, non-exclusive, non-royalty-bearing license to use, Abbott’s [**] and one fully functional [**] and, collectively with [**]. Icagen agrees that [**] shall be used solely for its internal research purposes and shall not be used by Icagen to provide services to any third party, except in connection with bona fide research collaborations between Icagen and third parties, provided that the purpose of any such collaboration is not to provide [**] to a third party using [**]. Except as required to comply with applicable law, Icagen shall not publicize its license [**]. The [**] shall not be sublicensed by Icagen.

Abbott shall provide up to [**] hours of training [**] for Icagen personnel in one training session at a mutually convenient time. During the Research Term, Abbott shall provide technical support for [**] with allowance for reasonable response times. Icagen agrees to reimburse Abbott for all reasonable travel expenses incurred to provide such training and technical support. In the event that, during the Research Term, Abbott enters into any agreement with a third party pursuant to which Abbott receives [**], Abbott will obtain the [**] from such third party for Icagen [**]. If Abbott is required to pay such third party for such services and deliverables, Abbott and Icagen shall negotiate in good faith [**].

Any enhancements, modifications and improvements made to [**] by either party, its Affiliates or licensees during the Research Term shall be promptly disclosed to the other party, and the disclosing party hereby grants to the other party a perpetual, non-exclusive, non-royalty-bearing license or sublicense to use such enhancements, modifications and improvements in connection with [**]. If Abbott licenses or sells [**] to any third party, Abbott will require the third party to assume Abbott’s obligations under this paragraph or grant Abbott such rights and undertake to make such disclosures to Abbott as are necessary to enable Abbott to grant to Icagen the foregoing rights under this paragraph.

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement.

ABBOTT LABORATORIES		ICAGEN, INC.

By:	[illegible]	By:	/S/ P. KAY WAGONER

Title:		Title:	President & CEO

Date:		Date:	12/20/2001

EXHIBIT 2.2

ANNUAL RESEARCH PLAN

Abbott/Icagen Collaborative Research Plan & Timelines

[**] for the Treatment of Pain

YEAR 1

1Q 02

In Vivo

•	Confirm [**] in the [**]Determine the[**] to facilitate [**].

Assess [**]

Chemistry

Expand [**] as well as [**]

In Vitro

[**] continue [**] to maintain [**]Continue [**] to improve [**]Initiate [**]– to identify[**]Initiate [**] to identify [**]

Pharmaceutical Properties

Assess [**] and/or [**]

Safety

Initiate [**] and/or other [**]

2Q 02

Chemistry

Continue to[**]

In Vitro

•	Continue [**] and/or [**]Validate [**]Assess [**]Continue to[**]Assess [**]

In Vivo

Assess [**] in the [**]Elaborate [**] as needed[**] and/or [**]Establish [**] and/or [**]Continue to[**]Complete[**] to provide [**]

Pharmaceutical Properties

Continue to[**]Assess [**]Determine [**]

Safety

•	Evaluate [**]Obtain [**]Evaluate [**]Continue to[**] as needed.

3Q 02

Chemistry

•	Continue to[**]Develop [**]

In Vitro

•	Identify [**]Continue to[**]Validate [**]as needed.[**]Continue to[**]

In Vivo

•	Continue to [**] in the[**]Continue to[**]Continue to[**] to establish[**]Assess [**]

Pharmaceutical Properties

•	Continue to[**] and/or other[**]Continue to[**]Determine [**] and/or [**]as needed.[**]Assess [**]

Safety

•	Continue to [**] as warranted.

4Q 02

Identify [**]Update [**] to establish [**]Initiate [**] to bring [**]Chemistry

•	Develop [**]Continue [**] and/or [**]

In Vitro

•	Establish [**]Establish [**]Confirm [**]

In Vivo

[**] in relevant [**]Profile [**]Complete [**]Conduct [**]

Pharmacokinetics and Metabolism

•	Complete [**]Determine [**]Assess [**]

Complete [**] including[**]

Safety Studies

•	Complete [**] studies [**]Complete [**] analysis. [**]Perform [**]as needed.

Toxicology

Complete [**]

Other

•	[**]Address [**]Evaluate [**]

YEAR 2

1-2Q/03

Advance Drug Development Candidate for approval.

Continue to [**].

The foregoing is a draft of the Annual Research Plan for the Contract Year ending December 31, 2002 and remains subject to approval by the JRC at the first meeting of the JRC in 2002.

EXHIBIT 6.4

ROYALTY CALCULATION

(a) Royalty Calculation Example for Countries without Generic Adjustment. For illustration purposes, in a calendar year when annual Net Sales in the entire Territory are [**] U.S. Dollars ($[**]), the aggregate total royalty to Icagen for countries without Generic Adjustment would be [**] U.S. Dollars ($[**]), calculated as follows:

[**]%	x	$[**]		$[**]
[**]%	x	$[**]	=	$[**]
[**]%	x	$[**]	=	$[**]
[**]%	x	$[**]	=	$[**]
		$[**]		$[**]

(b) Royalty Calculation Example for Countries with Generic Adjustment. For illustration purposes, in a calendar year when annual Net Sales in the entire Territory are [**] U.S. Dollars ($[**]), the aggregate total royalty to Icagen for countries without Generic Adjustment would be [**] U.S. Dollars ($[**]), with an average royalty rate of [**]%. The royalty adjustment would be effected on a country-by-country basis using the average royalty rate reduced by Abbott’s applicable Competitor Market Share as follows:

Sales in Country with Generic Adjustment             $[**]

Applicable Full Royalty Rate                                    [**]%

Royalty Due Before Adjustment                             $[**]

Competitor Market Share	Adjustment	Royalty Due
<[**]%	[**]	$[**]
>[**]% to [**]%	[**]%	$[**]
>[**]% to [**]%	[**]%	$[**]
>[**]%	[**]%	$[**]

Example: If the Competitor Market Share in such country is [**]% then the royalty for such country would be $[**].

EXHIBIT 17.7

ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between the President and Chief Executive Officer of Icagen and the Vice President, Global Pharmaceutical Drug Discovery or the Vice President, Global Pharmaceutical Drug Development, of Abbott (or their equivalents) of the affected subsidiaries, divisions, or business units within thirty (30) days after such notice is received (all references to “days” in this ADR provision are to calendar days).

Any negotiations regarding a dispute shall be treated as settlement negotiations for purposes of the Federal Rules of Evidence and any similar state rules of evidence. Such negotiations shall not be admissible in any subsequent ADR hearing.

If the matter has not been resolved within thirty (30) days of the notice of dispute, or if the parties fail to meet within such thirty (30) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.	To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.	Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding, If the parties are unable to agree on a mutually acceptable neutral within such period, the parties shall request the President of the Center for Public Resources (“CPR”), 366 Madison Avenue, New York, New York 10017 to select a neutral pursuant to the following procedures:

(a)	The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request from the parties, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b)	Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)	Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)

If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the (CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3.	No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place in Washington, D.C., or at such other location agreed upon by the parties.

4.	At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)	a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)	a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)	a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)	a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.	The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)	Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)	Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)	The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, he presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)	Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)	Settlement negotiations shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.	Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.	The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.	The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)	If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)	If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.	The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.	Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

ABBOTT

Global Pharmaceutical Research & Development

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-3500

October 15, 2003

P. Kay Wagoner, Ph.D.

President and CEO

Icagen, Inc.

4222 Emperor Boulevard

Suite 350

Durham, NC 27703

Re:	Research and License Agreement, effective August 17th, 2001 (“Agreement”)

Dear Dr. Wagoner:

The Research Term of the above referenced Agreement is scheduled to expire December 31, 2003. The parties wish to extend the Research Term for an additional one (1) year through December 31, 2004 on the condition that Icagen continues to devote to the Research Program no less than [**], but no more than [**] FTE scientists per year as determined by the JRC and Abbott continues to make payments to Icagen in accordance with the adjusted rate provided in Section 6.1 of the Agreement (FTE’s equal $[**] times the increase or decrease in the Consumer Price Index as of December 31, 2003 in comparison with the level of the Consumer Price Index on December 31, 2001). In all other respects, the Agreement shall continue without further amendment and in full force and effect. The updated Research Plan shall follow execution of this Extension.

Please confirm your acceptance of and agreement to the terms and conditions for the proposed extension by returning one duplicate original of this letter signed by an authorized representative of Icagen.

Very truly yours,			ACCEPTED:

ABBOTT LABORATORIES			ICAGEN, INC.

By:	/s/ DANIEL W. NORBECK		By:	/s/ P. KAY WAGONER
	Daniel W. Norbeck, Ph.D. Vice President Pharmaceutical Discovery Global Pharmaceutical Research & Development	(date)		P. Kay Wagoner, Ph.D. President and CEO	(date)

ABBOTT

Global Pharmaceutical Research & Development

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-3500

EXTENSION

November 8, 2004

P. Kay Wagoner, Ph.D.

President and CEO

Icagen, Inc.

4222 Emperor Boulevard

Suite 350

Durham, NC 27703

Re:	Research and License Agreement, effective August 17th, 2001 (“Agreement”)

Dear Dr. Wagoner:

The Research Term of the above referenced Agreement is scheduled to expire December 31, 2004. The parties wish to extend the Research Term for an additional one (1) year through December 31, 2005 on the condition that Icagen continues to devote to the Research Program [**] FTE scientists. Abbott shall pay Icagen a total of Two Million Seven Hundred Sixty-Eight Thousand United States Dollars ($2,768,000.00US). This amount shall be paid to Icagen in four (4) equal installments of Six Hundred Ninety-Two Thousand United States Dollars ($692,000.00US) quarterly. In all other respects, the Agreement shall continue without further amendment and in full force and effect. The updated Research Plan shall follow execution of this Extension.

Please confirm your acceptance of and agreement to the terms and conditions for the proposed extension by returning one duplicate original of this letter signed by an authorized representative of Icagen.

Very truly yours,			ACCEPTED:

ABBOTT LABORATORIES			ICAGEN, INC.

By:	/s/ DANIEL W. NORBECK	11/11/04	By:	/s/ P. KAY WAGONER	11/16/04
	Daniel W. Norbeck, Ph.D. Vice President Global Pharmaceutical Discovery Global Pharmaceutical Research & Development	(date)		P. Kay Wagoner, Ph.D. President and CEO	(date)